UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Bazaarvoice, Inc.

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BAZAARVOICE, INC.

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Bazaarvoice, Inc.:

The Annual Meeting of Stockholders for Bazaarvoice, Inc. (“Bazaarvoice,” “we,” “us,” or the “Company”) will be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at 900 South Capital of Texas Hwy, Las Cimas IV, Fifth Floor, Austin, TX 78746-5546 on Monday, October 6, 2014 at 8:30 am Central Daylight Time. The purposes of the meeting are:

1.	To elect two Class III directors (Proposal One);

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2015 (Proposal Two); and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors (the “Board”) has fixed the close of business on August 11, 2014 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas during normal business hours for a period of ten days prior to the Annual Meeting. This Notice of 2014 Annual Meeting of Stockholders and accompanying Proxy Statement are being distributed or made available to stockholders beginning on or about August 26, 2014.

YOUR VOTE IS IMPORTANT!

Please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on October 6, 2014: The Notice of 2014 Annual Stockholders’ Meeting and Proxy Statement, and 2014 Annual Report and Form 10-K are available at www.proxyvote.com.

By order of the Board of Directors,

Gene Austin

President and Chief Executive Officer

Austin, Texas

Date: August 26, 2014

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet. On August 26, 2014, we mailed our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report. The Notice of Internet Availability also provides instructions on how to vote via the Internet or by telephone.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability. Once you have elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on October 6, 2014:

The Notice of 2014 Annual Stockholders’ Meeting and Proxy Statement, and

2014 Annual Report and Form 10-K are available at www.proxyvote.com.

ATTENDING THE ANNUAL MEETING

•	Doors open at 8:00 am Central Daylight Time

•	Meeting starts at 8:30 am Central Daylight Time

•	Proof of Bazaarvoice, Inc. stock ownership and photo identification will be required to attend the Annual Meeting

•	You do not need to attend the Annual Meeting to vote if you submitted your proxy in advance of the Annual Meeting

•	The use of cameras is not allowed

•	There will be limited food service at the meeting

QUESTIONS

For questions regarding:	Contact

Annual Meeting	Bazaarvoice, Inc. Investor Relations (512) 551-6800

Stock ownership for registered holders	American Stock Transfer & Trust Company, LLC www.amstock.com/main/nav_contactUS.asp (800) 937-5449 (within the U.S. and Canada) or (718) 921-8124 (worldwide)

Stock ownership for beneficial owners	Please contact your broker, bank, or other nominee

Voting for registered holders	Bazaarvoice, Inc. Investor Relations (512) 551-6800

Voting for beneficial owners	Please contact your broker, bank, or other nominee

BAZAARVOICE, INC.

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

PROXY STATEMENT

Our Board solicits your proxy for the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the meeting for the matters set forth in the “Notice of 2014 Annual Meeting of Stockholders.” The Annual Meeting will be held at 8:30 am Central Daylight Time on Monday, October 6, 2014 at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at 900 South Capital of Texas Hwy, Las Cimas IV, Fifth Floor, Austin, TX 78746-5546. We made this Proxy Statement available to stockholders beginning on August 26, 2014.

Record Date	August 11, 2014

Quorum

A majority of the shares outstanding on the record date must be present in person or by proxy. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Shares Outstanding	78,037,329 shares of common stock were outstanding as of August 11, 2014 and held by 99 stockholders of record.

Inspector of Election	A representative from Broadridge will serve as the inspector of election.

Voting by Proxy	Internet, telephone or mail

Voting at the Meeting

We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to attend the meeting. Stockholders can vote in person during the meeting. Stockholders of record (those whose shares are registered directly in their name with Bazaarvoice’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”)) who attend the Annual Meeting in person may obtain a ballot from the inspector of election. Beneficial holders (whose shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization) who attend the Annual Meeting in person must obtain a proxy from their broker, bank or other nominee prior to the date of the Annual Meeting and present it to the inspector of election with their ballot. Voting in person during the meeting will replace any previous votes.

Voting Instructions

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

What Happens if no Voting Instructions are Provided; Broker Non-Votes

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” As a result, if your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter – the ratification of the appointment of our independent registered public accounting firm (Proposal Two). Your broker will not have discretion to vote on the “non-routine” matter, the election of directors (Proposal One), absent direction from you.

Votes Required; Effect of Broker Non-Votes and Abstentions

Each holder of shares of our common stock is entitled to one vote for each share of common stock held as of the record date.

With respect to Proposal One, each director is elected by a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The ratification of our independent registered public accountants in Proposal Two requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Changing Your Vote

Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. If you hold shares through a broker, bank or other nominee, you may revoke any prior voting instructions by contacting that firm.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results at www.bazaarvoice.com and in a filing with the U.S. Securities and Exchange Commission (the “SEC”) on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

This Proxy Statement contains two proposals requiring stockholder action. Proposal One requests the election of two Class III directors to the Board. Proposal Two requests the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2015.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board is currently comprised of seven authorized directors and is divided into three classes with staggered three-year terms. The term of our Class III directors, Brett A. Hurt, Sydney L. Carey and Thomas J. Meredith, will expire at this annual meeting of stockholders. The term of our Class I directors, Neeraj Agrawal and Christopher A. Pacitti, will expire at our 2015 annual meeting of stockholders. The term of our Class II director, Gene Austin, will expire at our 2016 annual meeting of stockholders. We currently have one board vacancy in Class II as a result of the resignation of Dev Ittycheria, which resignation became effective as of August 26, 2014.

This year’s nominees for election to the Board two of the three current Class III directors, Sydney L. Carey and Thomas J. Meredith. Each nominee is an independent director, as defined in the applicable rules for companies traded on the NASDAQ Stock Market (“NASDAQ”). Their biographies are set forth below in the section titled “—Directors.”

If elected, the nominees will serve for a term of three years expiring at the 2017 annual meeting of stockholders or until their successors, if any, are duly elected and qualified or until such director’s earlier death, resignation or removal. If a director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board. We have no reason to believe that the nominees will be unwilling or unable to serve if elected as directors.

Brett A. Hurt, a current Class III director, was not nominated for reelection at this Annual Meeting.

Vote Required

The nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the three directors to be elected by those shares, will be elected as directors to serve until the third annual meeting following election and until successors are duly elected and qualified.

Recommendation of the Board of Directors

The Board recommends that stockholders vote “FOR” the election of Sydney L. Carey and Thomas J. Meredith.

Directors

Listed below are Bazaarvoice’s directors. The nominating and governance committee of the Board and the Board believe the skills, qualities, attributes and experience of its directors provide Bazaarvoice with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of Bazaarvoice and represent the best interests of its stockholders.

Name	Position with Bazaarvoice	Age as of the Annual Meeting	Director Since
Gene Austin	Chief Executive Officer, President and Director	55	2014

Neeraj Agrawal	Director	41	2007

Sydney L. Carey	Director	49	2012

Brett A. Hurt	Director	42	2005

Thomas J. Meredith	Director	64	2010

Christopher A. Pacitti	Director	44	2005

Class I Directors

Neeraj Agrawal has served as a member of our Board since September 2007, as a member of our audit committee since November 2008 and as a member of our nominating and governance committee since May 2014. He is currently a general partner at Battery Ventures. Mr. Agrawal joined Battery Ventures in 2000 and became a general partner in May 2007. Prior to his time at Battery Ventures, Mr. Agrawal served as an operating executive at Sky TV Latin America, a News Corp. subsidiary. He has also worked as a management consultant at Booz Allen Hamilton Inc. He holds a B.S. in computer science from Cornell University and an M.B.A. from Harvard Business School. Mr. Agrawal also serves as a member of the board of directors or Marketo, Inc.

(NASDAQ: MKTO). We believe Mr. Agrawal’s qualifications to serve on our Board include his extensive experience in corporate finance, business strategy and corporate development and his knowledge gained from service on the boards of various private companies.

Christopher A. Pacitti has served as a member of our Board since August 2005 and our nominating and governance committee since May 2011 and as a member of our compensation committee and chair of our nominating and governance committee since August 2014. He is currently a general partner at Austin Ventures. Mr. Pacitti joined Austin Ventures as a partner in 1999 and became a general partner in 2001. Prior to his time at Austin Ventures, Mr. Pacitti was a vice president at TL Ventures and was also a co-founder and Chief Operating Officer of a technology company that developed chemical industrial applications. Mr. Pacitti currently serves on the boards of directors of a number of private companies and venture capital industry organizations. He holds a B.A. in economics from Johns Hopkins University. We believe Mr. Pacitti’s qualifications to serve on our Board include his extensive experience in corporate finance, business strategy and corporate development and his knowledge gained from service on the boards of various private companies.

Class II Directors

Gene Austin has served as a member of our Board and our Chief Executive Officer since February 2014 and as our President since April 2013. Prior to joining us, Mr. Austin served as the President and Chief Executive Officer at Convio, Inc., a leading provider of on-demand constituent engagement solutions, until Convio’s acquisition by Blackbaud, Inc. in May 2012. Mr. Austin served as the Chief Executive Officer and as a member of the Board of Directors of Convio beginning in July 2003 and as President of Convio beginning in February 2008. From July 2001 to March 2003, Mr. Austin served as Vice President and General Manager of the Enterprise Data Management unit of BMC Software, Inc., a provider of enterprise management solutions. From 1999 to 2001, Mr. Austin served as Vice President and General Manager of Internet Server Products at Dell, Inc., a computer manufacturer. From 1996 to 1999, Mr. Austin served as Senior Vice President of Sales and Marketing at CareerBuilder, Inc., a software as a service company focused on internet based recruiting. Mr. Austin currently serves on the board of directors of Abila. Mr. Austin holds a B.S. in Engineering Management from Southern Methodist University in Dallas and an M.B.A. from the Olin School of Business at Washington University in St. Louis. We believe Mr. Austin’s qualifications to serve on our Board include his knowledge and understanding of our business and industry, his experience as our Chief Executive Officer and President and his previous executive positions at various technology companies.

Class III Directors

Brett A. Hurt has served as a member of our Board since May 2005 and currently serves as the Vice Chairman of our Board. From May 2005 to November 2012, Mr. Hurt served as our co-founder, Chief Executive Officer and President. From May 1999 to April 2005, Mr. Hurt held various executive positions, including Chief Executive Officer, at Coremetrics, Inc., a marketing analytics SaaS provider for the e-commerce industry that he founded in 1999 and that was acquired by IBM in 2010. Mr. Hurt served on the board of directors at Coremetrics from May 1999 to February 2006. Prior to his time at Coremetrics, Mr. Hurt founded and was the Chief Executive Officer of BodyMatrix, LLC, an online retailer of sports nutrition products, and Hurt Technology Consulting, LLC, a software and web consulting firm. Mr. Hurt has also served as a systems analyst at Deloitte Consulting LLP. Mr. Hurt was named Ernst & Young Entrepreneur of the Year for Central Texas in 2009. Mr. Hurt holds a B.B.A. in management information systems from the University of Texas at Austin and an M.B.A. in high-tech entrepreneurship from the Wharton School at the University of Pennsylvania.

Sydney L. Carey has served as a member of our Board and our compensation committee and as the chairperson of our audit committee since April 2012. She has served as Chief Financial Officer of Mongo DB, Inc. (formerly 10gen, Inc.) since April 2013. From January 2009 to April 2013, Ms. Carey served as Executive Vice President and Chief Financial Officer of TIBCO Software, Inc. She served in various capacities with TIBCO from January 2004 to January 2009. Ms. Carey holds a B.A. in economics from Stanford University and a 2010 Stevie Award winner for Women in Business-Best Executive. We believe Ms. Carey’s qualifications to serve on our Board include her history of strong executive leadership in software, hardware, and system technology companies.

Thomas J. Meredith has served as a member of our Board since August 2010, a member of our audit committee since August 2010, chairman of our Board since August 2011 and as chairman of our compensation committee since August 2013. Since 2004, Mr. Meredith has served as a general partner of Meritage Capital, L.P., an investment management firm he co-founded that specializes in multi-manager hedge funds. Mr. Meredith is also the Chief Executive Officer of private investment firm MFI Capital LLC, a position he has held since 2001. From March 2007 to April 2008, Mr. Meredith served as Acting Chief Financial Officer and Executive Vice President of Motorola, Inc., a provider of mobile communications products. Mr. Meredith served in a variety of senior executive positions at Dell Inc. between 1992 and 2001, including Chief Financial Officer and Managing Director of Dell Ventures and Senior Vice President of Business Development and Strategy. Prior to joining Dell, Mr. Meredith served as Vice President and Treasurer at Sun Microsystems, Inc. Mr. Meredith currently serves on the board of directors of IPX, Inc., Rallyhood, Inc., Verb, Inc. and The Nature Conservancy, as well as on the advisory cabinet of the University of Texas Chancellor’s Technology Commercialization and on the advisory board of IBM Watson Group Advisory Board. In the past five years, Mr. Meredith has also served on the boards of directors of Motorola, Inc. and Motive, Inc. Mr. Meredith holds a B.A. in political science from St. Francis University, a J.D. from Duquesne University and an L.L.M. in taxation from Georgetown University. We believe Mr. Meredith’s qualifications to serve on our Board include his knowledge gained from service on the boards of various public companies, particularly as an audit committee member, and his extensive financial experience, both as an investment manager and former chief financial officer of publicly traded companies.

CORPORATE GOVERNANCE

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of chairman of the Board and Chief Executive Officer are presently separated. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the chairman to lead the Board in its fundamental role of providing advice to and independent oversight of management. While our amended and restated bylaws and corporate governance guidelines do not require that our chairman and Chief Executive Officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for us at this time. However, we also recognize that no single leadership model is right for all companies at all times and that, depending on the circumstances, other leadership models, such as having one person serving as both the chairman of the Board and Chief Executive Officer, might become appropriate. Accordingly, our Board anticipates periodically reviewing its leadership structure.

We face a number of risks, including risks relating to our operations, strategic direction and intellectual property as more fully discussed in the section of our Annual Report on Form 10-K for the fiscal year ended April 30, 2014 titled “Risk Factors.” Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility of assuring that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board’s role in overseeing the management of our risks is conducted primarily through committees of Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. In particular, our audit committee regularly considers and discusses our significant accounting and financial risk exposures and the actions management has taken to control and monitor these exposures. Our nominating and corporate governance committee regularly considers and discusses our significant corporate governance risk exposures and the actions management has taken to control and monitor these exposures. Our compensation committee, with input from our management, assists our Board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking.

Our full Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, the potential impact of such risks on us and the steps we take to manage these risks. When a Board committee is responsible for evaluating and overseeing the management of a particular risk, the chairman of the relevant committee reports on the committee’s discussion to the full Board at regular Board meetings. This enables our Board and its committees to coordinate the risk oversight role and evaluate interrelated risks. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.

Committees of the Board of Directors

Our Board has a standing audit committee, compensation committee and nominating and governance committee. The members of the committees are identified in the table below:

Committee
Director	Audit	Compensation	Nominating And Governance

Neeraj Agrawal	Member	--	Member

Sydney L. Carey	Chair	Member	--

Thomas J. Meredith	Member	Chair	--

Christopher A. Pacitti	--	Member	Chair

Audit Committee

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing assessments by our management and independent auditors of the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the audit committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own charter, processes and performance.

Our audit committee is currently composed of Neeraj Agrawal, Sydney L. Carey and Thomas J. Meredith. Ms. Carey has been appointed the chairperson of our audit committee. Our Board has determined that Neeraj Agrawal, Sydney L. Carey and Thomas J. Meredith are independent under the applicable requirements of NASDAQ and SEC rules and regulations. Our Board has determined that all of the members of our audit committee meet the requirements for financial literacy and sophistication and that Mr. Meredith and Ms. Carey each qualifies as an “audit committee financial expert,” under the applicable requirements of NASDAQ and SEC rules and regulations.

Our Board has adopted an audit committee charter. We believe that the composition of our audit committee, and our audit committee’s charter and functioning, comply with the applicable requirements of NASDAQ and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The full text of our audit committee charter is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. The audit committee met a total of nine times during fiscal year 2014.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•

reviewing and approving the following for our Chief Executive Officer and our other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amount, equity compensation, employment agreements, severance arrangements, change of control arrangements and any other significant benefits, compensation or arrangements not available to employees generally;

•	providing oversight of our compensation plans and benefit programs and making recommendations to the Board regarding improvements or changes to such plans and programs;

•	reviewing and making recommendations to the Board regarding director compensation;

•	reviewing and discussing with management the compensation discussion and analysis and preparing a compensation committee report required in our annual proxy statement;

•

appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisors to the compensation committee, after taking into consideration independence factors as required under applicable NASDAQ listing standards;

•	administering our equity compensation plans; and

•	reviewing and evaluating, at least annually, its own performance and periodically reviewing its charter and processes.

Our compensation committee is currently composed of Sydney L. Carey, Thomas J. Meredith and Christopher A. Pacitti, each of whom is a non-employee member of our Board. Mr. Meredith has been appointed the chairperson of our compensation committee. Our Board has determined that each member of our compensation committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. In determining whether directors are eligible to serve on our compensation committee, our Board considers whether the director is affiliated with the Company, a subsidiary of the Company or their respective affiliates to determine whether such affiliations would impair the director’s judgment as a member of our compensation committee.

Our Board has adopted a compensation committee charter. We believe that the composition of our compensation committee, and our compensation committee’s charter and functioning, comply with the applicable requirements of NASDAQ and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The full text of our compensation committee charter is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. The compensation committee met a total of nine times during fiscal year 2014.

Nominating and Governance Committee

Our nominating and governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders;

•	developing and recommending governance principles applicable to our Board;

•	overseeing the evaluation of our Board;

•	recommending members for each Board committee to our Board;

•	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our Board and executive officers; and

•	reviewing and evaluating, at least annually, its own charter, processes and performance.

Our nominating and governance committee is currently composed of Neeraj Agrawal and Christopher A. Pacitti. Mr. Pacitti has been appointed the chairperson of our nominating and governance committee. Our Board has determined that each member of our nominating and governance committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations.

Our Board has adopted a nominating and governance committee charter. We believe that the composition of our nominating and governance committee, and our nominating and governance committee’s charter and functioning, comply with the applicable requirements of NASDAQ and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The full text of our nominating and governance committee charter is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. The nominating and governance committee met a total of four times during fiscal year 2014.

Director Independence

On August 15, 2014, our Board undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of these reviews, our Board determined that Neeraj Agrawal, Sydney L. Carey, Thomas J. Meredith and Christopher A. Pacitti are “independent directors” as defined under the rules of NASDAQ and SEC rules and regulations.

There are no family relationships among our executive officers and directors.

Communications with the Board

Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our General Counsel at 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to our General Counsel for forwarding to the Board or specified Board member or members will be forwarded in accordance with the stockholder’s instructions. However, our General Counsel reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Director Nomination Procedures

The nominating and governance committee has the responsibility for reviewing and recommending to the Board candidates for director positions. The nominating and governance committee will consider nominations made by stockholders. There are no differences in the manner in which the nomination and governance committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. To have a candidate considered by the nominating and governance committee, a stockholder must submit its recommendation in writing in accordance with the procedures described in the section of this Proxy Statement titled “Other Matters—2015 Stockholder Proposals or Nominations” and must include the information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock.

The nominating and governance committee, in evaluating Board candidates, considers issues such as character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business and other commitments and the like, all in the context of an assessment of the needs of the Board at the time. The committee’s objective is to maintain a Board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The nominating and governance committee does not have a formal policy with respect to diversity; however, the committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.

The nominating and governance committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate knowledge of our industry, accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs, independence under Nasdaq rules, lack of conflicts of interest, and a record and reputation for integrity and ethical conduct in both his or her professional and personal activities. In addition, the nominating and governance committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, interpersonal skills and compatibility with the Board, and ability to complement the competency and skills of the other Board members.

The nominating and governance committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, and experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. In particular, the nominating and governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our business. The nominating and governance committee may and has engaged third party search firms to assist in identifying qualified candidates or gathering information regarding a candidate’s background and experience.

Board Meetings and Attendance

The Board held fourteen meetings during the fiscal year ended April 30, 2014. During such fiscal year, each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings held by all Board committees on which such member served during the period of such member’s service.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend our annual stockholder meetings. One director attended our 2013 annual stockholder meeting.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of Bazaarvoice. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Risk Assessment of Compensation Programs

We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on the Company. We believe that the combination of different types of compensation as well as the overall amount of compensation, together with our internal controls and oversight by the Board, mitigates potential risks.

Director Compensation

Compensation for Fiscal Year 2014

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our Board for fiscal year 2014. The table excludes Mr. Austin and Mr. Collins, each of whom were named executive officers and directors during fiscal year 2014 and did not receive any compensation from us in their respective roles as directors in fiscal year 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Neeraj Agrawal	$31,500	$156,539	—	$188,039
Sydney L. Carey	$55,250	$156,539	—	$211,789
Brett A. Hurt	$25,000	—	$149,939	$174,939
Dev C. Ittycheria	$37,500	$156,539	—	$194,039
Ed Keller	$20,625	—	—	$20,625
Thomas J. Meredith	$78,375	$156,539	—	$234,914
Christopher A. Pacitti	$27,500	$156,539	—	$184,039

(1)

The amounts included in the “Stock Awards” column do not reflect compensation actually received by the director but represent the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K.

(2)	The aggregate number of shares underlying Mr. Hurt’s option award was 28,167.

Standard Director Compensation Arrangements

Our compensation committee approved an outside director compensation policy applicable to all of our non-employee directors, or our outside directors, effective upon the completion of our initial public offering. This policy provides that each such outside director will receive the following compensation for Board services:

•	an annual cash retainer of $25,000 for Board service;

•

an annual cash retainer of $40,000 for serving as the chairman of the Board, $20,000 for serving as the chairman of the audit committee, $10,000 for serving as chairman of the compensation committee and $6,250 for serving as chairman of the nominating and corporate governance committee;

•

an annual cash retainer of $6,500 for serving as a member of the audit committee, $3,750 for serving as a member of the compensation committee and $2,500 for serving as a member of the nominating and corporate governance committee;

•	reimbursement of reasonable, customary and documented travel expenses to meetings of the Board;

•	upon first joining the Board, an initial award of restricted stock with an aggregate value of $300,000; and

•

after the market closes on the date of the annual meeting of our stockholders of each year an automatic annual award with an aggregate value of $150,000 paid in restricted stock or stock options at the election of the outside director.

The annual cash retainers described above are paid ratably on a fiscal quarterly basis. With respect to the annual award described above, our outside director compensation policy provides that the outside director will receive the award in the form of restricted stock if the outside director fails to make a timely election. Our outside directors are also eligible to receive all types of awards, except incentive stock options, under our 2012 Equity Incentive Plan, or 2012 Plan, including discretionary awards not covered under our outside director compensation policy. All grants of awards to our outside directors are subject to the 2012 Plan in all respects. Directors who are employees will not receive any compensation for their service on our Board. An employee director who subsequently ceases to be an employee, but remains a director, will not receive an initial award described above.

Our outside director compensation policy provides that, in the event of a change of control, any options and stock appreciation rights granted to an outside director under our 2012 Plan will vest fully and become immediately exercisable, all restrictions on his or her restricted stock or restricted stock units will lapse, and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels and all other terms and conditions met.

Prior to the adoption of our outside director compensation policy, we did not pay any cash compensation to our directors for their services as directors or as members of committees of our Board. We have granted options to purchase shares of our common stock to certain of our non-employee directors in connection with the director’s appointment to our Board as follows:

Name	Date of Grant	Number of Shares Underlying Options	Exercise Price	Vesting Start Date(1)
Thomas J. Meredith	8/11/2010	112,477	4.86	8/11/2010

(1)

Unless otherwise indicated, the shares subject to the options vest 1/24th on the one month anniversary of the vesting start date with an additional 1/24th vesting monthly thereafter subject to continued service of the director on the applicable vesting date. In addition, upon a Change of Control (as defined in our 2005 Stock Plan), 100% of the unvested shares shall immediately vest.

EXECUTIVE OFFICERS

The following sets forth certain information regarding our executive officers. Information pertaining to Mr. Austin, who is both an officer and a director of Bazaarvoice, may be found in the section of this Proxy Statement titled “Proposal One: Election of Directors—Directors.”

Name	Position with Bazaarvoice	Age as of the Annual Meeting

Gene Austin	Chief Executive Officer and President	55

James R. Offerdahl	Chief Financial Officer	58

Gary G. Allison	Executive Vice President, Engineering	48

Bryan C. Barksdale	Chief Legal Officer, General Counsel and Secretary	43

Marc K. Cannon	Executive Vice President, Worldwide Client Services	54

Kelly E. Connery	Chief Revenue Officer	46

Lisa Pearson	Chief Marketing Officer	46

Ryan D. Robinson	Chief People Officer	53

Gene Austin. See biography under “Directors” on page 3 of this Proxy Statement.

James R. Offerdahl has served as our Chief Financial Officer since January 2013. Prior to joining us, Mr. Offerdahl served as the Chief Financial Officer and Vice President of Administration at Convio, Inc., a leading provider of on-demand constituent engagement solutions, from February 2005 until it was acquired by Blackbaud, Inc. in May 2012. From August 2001 to April 2004, Mr. Offerdahl was President and Chief Executive Officer of Traq-Wireless, Inc., a provider of on-demand mobile resource management software and services to enterprises. From 1998 to 2001, Mr. Offerdahl served as Chief Operating Officer and Chief Financial Officer of Pervasive Software, Inc., a developer and marketer of data management solutions for independent software vendors, and as Chief Financial Officer from 1996 to 1998. From 1993 to 1996, Mr. Offerdahl served as Chief Financial Officer and Vice President of Administration of Tivoli Systems, Inc., a developer and marketer of systems management software, which was acquired by International Business Machines in March 1996. Mr. Offerdahl holds a B.S. in accounting from Illinois State University and an M.B.A. in management and finance from the University of Texas at Austin.

Gary G. Allison has served as our Executive Vice President, Engineering since December 2013. Prior to joining us, Mr. Allison served from March 2013 to December 2013 as the Vice President, Research and Development for E2open Inc., a leading provider of cloud-based, on-demand software solutions. From May 2007 to March 2013, Mr. Allison served as Vice President, Engineering at Convio, Inc. a leading provider of on-demand constituent engagement solutions that was acquired by Blackbaud, Inc. in May 2012. Mr. Allison previously served from 2004 through 2007 as the Senior Vice President, Software Development, Data Center Operations and Customer Service for Simdesk Technologies, Inc., and from 1997 through 2003 as the Vice President, Engineering and Customer Service for Pervasive Software, Inc., which was acquired by Actian Corporation in 2013. In addition, from 1988 through 1996, Mr. Allison served as a Manager, Power PC and OS/2 LAN Server for IBM Corp. Mr. Allison holds a B.S. in computer science from Texas A&M University and an M.S. in software engineering from University of Houston-Clear Lake.

Bryan C. Barksdale has served as our Chief Legal Officer since March 2014, as General Counsel since August 2010 and as our Secretary since February 2011. Prior to joining us, Mr. Barksdale practiced corporate and securities law at Wilson Sonsini Goodrich & Rosati, Professional Corporation, from February 2005 to August 2010 where he represented Bazaarvoice from its inception in May 2005. Mr. Barksdale previously practiced corporate and securities law with Brobeck, Phleger & Harrison LLP and with Andrews Kurth LLP. Mr. Barksdale holds a B.A. in psychology from the University of Texas at Austin, an M.Ed. from the University of Mississippi and a J.D. from Washington & Lee University.

Marc K. Cannon has served as our Executive Vice President, Worldwide Client Services since May 2013. Prior to joining us, Mr. Cannon served from March 2009 to May 2013 as Vice President, Client Services at Convio, Inc., a leading provider of on-demand constituent engagement solutions that was acquired by Blackbaud, Inc. in May 2012. Mr. Cannon previously served from 2007 to 2009 as the Vice President, Worldwide Consulting for Adobe Systems Incorporated, a leader in digital marketing and digital media solutions, from 2005 to 2007 as the Vice President, Worldwide Consulting for Autodesk, Inc., a leader in 3D design, engineering and entertainment software, from 2002 to 2005 as the Vice President, Worldwide Services and Support for think3, Incorporated, an Italian-based software company, and from 1994 to 2002 as the Vice President/General Manager for Cadence Design Systems, Inc., a leading provider of electronic design automation and semiconductor intellectual property. Mr. Cannon holds a B.S. in electrical engineering from Boston University and an M.B.A. in finance from San Diego State University.

Kelly E. Connery has served as our Chief Revenue Officer since December 2013. He previously served as our General Manager of North America from February 2012 to December 2013. From April 2009 to February 2012, Mr. Connery served as Area Vice President, Enterprise Service Management, with BMC Software with responsibility for Latin America as well as the Midwest, Central and Southern regions of the United States. Before his tenure at BMC, Mr. Connery served as Executive Vice President of worldwide sales and field operations at eGlue Business Technology Inc. from October 2007 to April 2009. Prior to eGlue, Mr. Connery served as General Manager of the Americas for Cramer Systems before the company was acquired by Amdocs Inc. where he also served as GM of Americas. Mr. Connery holds a B.A. in mass communication from the Texas State University School of Journalism.

Lisa Pearson has served as our Chief Marketing Officer since June 2013. She previously served as our Executive Vice President, Marketing from December 2012 until June 2013 and as our Vice President of Brand and Communication from February 2011 until December 2012. Prior to joining us, Ms. Pearson was the founder and CEO of Pearson Marketing, a consultancy which provided executive-level strategic marketing counsel to Fortune 50 companies including Dell. From 2005 through 2010, Ms. Pearson served as an Executive Vice President of DeVries Global, a New York City-based marketing agency specializing in leading consumer brands. From 1997 to 2005, she was an Executive Vice President and Managing Director for EURO RSCG Worldwide PR, part of a global advertising agency. Ms. Pearson holds a B.A. in English literature from Tulane University.

Ryan D. Robinson has served as our Chief People Officer since April 2012. Prior to joining us, Mr. Robinson served from November 2011 to March 2012 as Vice President Human Resources at Hewlett-Packard Company, or HP, over the global technology and business process organization. From August 2008 to October 2011, Mr. Robinson served as Vice President Human Resources over HP’s global functions, including finance, information technology, legal, strategy and technology, and global business services. From May 2006 to July 2008, Mr. Robinson served as Vice President Human Resources for HP’s global information technology organization. Mr. Robinson previously served as Vice President Human Resources over talent management, leadership development and internal communications at Compaq Computer Corporation. Mr. Robinson holds a B.S. in organizational communications and an M.A. in human resource development from the University of Texas at Austin.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 11, 2014 for each person known by us to beneficially own more than 5% of our outstanding shares of common stock, each of our named executive officers, each of the members of our Board and all of the members of our Board and executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table, and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options held by that person are currently exercisable or exercisable within 60 days of August 11, 2014 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

Percentage of ownership is based on 78,037,329 shares of our common stock outstanding on August 11, 2014.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock Outstanding

5% Stockholders:

Austin Ventures VIII, L.P. (1)	10,693,535	13.7%

Brett A. Hurt and entities affiliated with Brett A. Hurt (2)	4,733,048	6.1%

Empire Capital Management, L.L.C. (3)	4,866,116	6.2%

T. Rowe Price Associates, Inc. (4)	11,348,310	14.5%

Named Executive Officers and Directors:

Gene Austin (5)	250,198	*

James R. Offerdahl (6)	136,504	*

Bryan C. Barksdale (7)	311,979	*

Kelly E. Connery (8)	235,189	*

Ryan D. Robinson (9)	57,581	*

Stephen R. Collins (10)	638,709	*

Neeraj Agrawal (11)	2,978,088	3.8%

Sydney L. Carey (12)	41,341	*

Brett A. Hurt (2)	4,733,048	6.1%

Thomas J. Meredith (13)	299,656	*

Christopher A. Pacitti (14)	10,718,808	13.7%

All directors and executive officers as a group (14 people) (15)	20,536,252	25.7%

*	Represents less than one percent.
(1)

All of the shares are held by Austin Ventures VIII, L.P. The general partner of Austin Ventures VIII, L.P. is AV Partners VIII, L.P. Joseph C. Aragona, Kenneth P. DeAngelis, Christopher A. Pacitti and John D. Thornton are the general partners of AV Partners VIII, L.P. and may be deemed to share voting and investment power over the shares held by Austin Ventures VIII, L.P. Such persons and entities disclaim beneficial ownership of the shares held by Austin Ventures VIII, L.P., except to the extent of any pecuniary interest therein. The address of Austin Ventures VIII, L.P. and its affiliated entities and individuals is 300 West Sixth Street, Suite 2300, Austin, TX 78701.

(2)

Includes 401,540 held by the BAH 2012 Lifetime Family Trust. Debra J. Hurt and Brandi L. McDaniel are co-trustees of the BAH 2012 Lifetime Family Trust and have voting and investment power over the shares held by the BAH 2012 Lifetime Family Trust. By virtue of his relationship with his spouse, Debra J. Hurt, and his sister, Brandi L. McDaniel, Brett A. Hurt may be deemed to share voting and investment power over the shares held by the BAH 2012 Lifetime Family Trust. Also includes 346,122 held by the LBH Article VI Trust and 346,123 held by the RLH Article VI Trust. Debra J. Hurt is the trustee of both the LBH Article VI Trust and the RLH Article VI Trust and has voting and investment power over the shares held by the LBH Article VI Trust and the RLH Article VI Trust. By virtue of his relationship with his spouse, Debra J. Hurt, Brett A. Hurt may be deemed to share voting and investment power over the shares held by the LBH Article VI Trust and the RLH Article VI Trust. Also includes 116,958 shares issuable upon the exercise of options held by Mr. Hurt that are exercisable within 60 days of August 11, 2014.

(3)

All of the shares are held by Empire Capital Management, LLC. Empire Capital Management, LLC serves as the investment manager to Empire Capital Partners, LP, Empire Capital Partners, LTD, Empire Capital Partners Enhanced Master Fund, LTD, Charter Oak Partners LP and Charter Oak Partners II LP. Scott A. Fine and Peter J. Richards are the managing members of Empire Capital Management, LLC and may be deemed to share voting and investment power over the shares held by Empire Capital Management, LLC. Such persons and entities disclaim beneficial ownership of the shares held by Empire Capital Management, LLC, except to the extent of any pecuniary interest therein. The address of Empire Capital Management, LLC and its affiliated entities and individuals is 1 Gorham Island, Suite 201, Westport, CT 06880. All information is based solely on the Schedule 13G filed by Empire Capital Management, L.L.C. dated February 14, 2014, with the exception of the percentage of common stock held which is based on shares outstanding at August 11, 2014.

(4)

The shares are owned by various individual and institutional investors including T. Rowe Price Associates, Inc. (Price Associates), which serves as an investment adviser with power to direct investments and/or sole power to vote the shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares. The address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202. All information is based solely on the Schedule 13G filed by T. Rowe Price Associates, Inc. dated February 11, 2014, with the exception of the percentage of common stock held which is based on shares outstanding at August 11, 2014.

(5)	Includes 194,792 shares issuable upon the exercise of options held by Mr. Austin that are exercisable within 60 days of August 11, 2014.
(6)	Includes 114,583 shares issuable upon the exercise of options held by Mr. Offerdahl that are exercisable within 60 days of August 11, 2014.
(7)	Includes 303,694 shares issuable upon the exercise of options held by Mr. Barksdale that are exercisable within 60 days of August 11, 2014.
(8)	Includes 226,041 shares issuable upon the exercise of options held by Mr. Connery that are exercisable within 60 days of August 11, 2014.
(9)	Includes 41,291 shares issuable upon the exercise of options held by Mr. Robinson that are exercisable within 60 days of August 11, 2014.
(10)	Includes 535,237 shares issuable upon the exercise of options held by Mr. Collins that are exercisable within 60 days of August 11, 2014.
(11)

Includes 2,908,575 shares held by Battery Ventures VIII, L.P. The general partner of Battery Ventures VIII, L.P. is Battery Partners VIII, LLC, and its investment advisor is Battery Management Corp. (together with Battery Partners VIII, LLC, the “Battery Companies”). The managing members or officers of the Battery Companies are Neeraj Agrawal, Michael Brown, Thomas J. Crotty, Richard D. Frisbie, Kenneth P. Lawler, Roger H. Lee, R. David Tabors and Scott R. Tobin, and such individuals share voting and investment power over the shares held by Battery Ventures VIII, L.P. Each of Messrs. Agrawal, Brown, Crotty, Frisbie, Lawler, Lee, Tabors and Tobin disclaims beneficial ownership of the shares held by Battery Ventures VIII, L.P., except to the extent of any pecuniary interest therein. The address of Battery Ventures VIII, L.P. and its affiliated entities and individuals is One Marina Park Drive, 11th Floor Boston, MA 02210. Also includes 3,822 shares held by Mr. Agrawal which are subject to a repurchase right held by us that lapses with respect to 3,822 shares each quarter.

(12)

Includes 2,678 shares held by Ms. Carey which are subject to a repurchase right held by us that lapses with respect to 1,339 shares each quarter and 3,822 shares held by Ms. Carey which are subject to a repurchase right held by us that lapses with respect to 3,822 shares each quarter.

(13)

Includes 112,477 shares issuable upon the exercise of options held by Mr. Meredith that are exercisable or convertible within 60 days of August 11, 2014 and 149,741 shares held by the Meredith Family Revocable Trust. Mr. Meredith is a trustee of the trust and as such he has voting and investment power over the shares held by the trust. Also includes 3,822 shares held by Mr. Meredith which are subject to a right or repurchase held by us that lapses with respect to 3,822 shares per quarter.

(14)

Includes the shares held by Austin Ventures VIII, L.P. See footnote (1). Also includes 3,822 shares held by Mr. Pacitti that are subject to a right of repurchase held by us that lapses with respect to 3,822 shares per quarter.

(15)

Includes 3,930,984 shares held of record by our directors and executive officers, of which 17,966 shares are subject to repurchase rights held by us, and 1,759,632 shares issuable upon the exercise of options or the vesting of restricted stock units held by our directors and executive officers that are exercisable or convertible or will vest within 60 days of August 11, 2014 and 14,845,636 shares held by entities over which our directors and executive officers may be deemed to have voting and dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

In making these statements, we have relied upon examination of the copies of the Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers and 10% stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have been a party to the following transactions since May 1, 2012, in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, each a related party, had or will have a material interest.

Stock Option Grants

Certain stock option grants to our executive officers and related stock option grant policies are described in the section of this Proxy Statement titled “Compensation Discussion and Analysis.” Certain stock option grants to our non-employee directors who are not affiliated with our major stockholders and related stock option grant policies are described in the section of this Proxy Statement titled “Director Compensation.”

Employment, Change of Control and Separation Agreements with Executive Officers

We have entered into employment and change of control arrangements with certain of our executive officers as described in the section of this Proxy Statement titled “Executive Compensation—Employment Agreements.”

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements and the indemnification provisions included in our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance. For further information, see the section of this Proxy Statement titled “Executive Compensation—Limitation on Liability and Indemnification Matters.”

Policies and Procedures for Related Party Transactions

As provided by our audit committee charter and corporate governance guidelines, our audit committee must review and approve in advance any related party transaction, and all of our directors, officers and employees are required to report to our audit committee any such related party transaction prior to its completion. Prior to the creation of our audit committee, our Board reviewed related party transactions. Each of the related party transactions described above was submitted to and approved by our Board.

Code of Conduct

Our Board has adopted a code of conduct. The code applies to all of our employees and officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), directors and consultants. The full text of our code of conduct is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. We intend to disclose on our website future amendments to certain provisions of our code of conduct, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or the members of our Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This following discussion and analysis of our compensation arrangements with our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers and one former executive officer that would have been included in this list had he continued to serve in his position as of April 30, 2014, or our named executive officers, for fiscal year 2014 should be read together with the compensation tables and related disclosures that follow this discussion.

Our Named Executive Officers for Fiscal Year 2014

Our named executive officers in our fiscal year ended April 30, 2014, or fiscal year 2014, were:

Gene Austin	Chief Executive Officer and President[1]

James R. Offerdahl	Chief Financial Officer

Bryan C. Barksdale	Chief Legal Officer, General Counsel and Secretary

Kelly E. Connery	Chief Revenue Officer

Ryan D. Robinson	Chief People Officer

Stephen R. Collins	Chief Executive Officer[2]

[1]	Mr. Austin served as our President until January 31, 2014 when he was appointed as Chief Executive Officer and President.
[2]	Mr. Collins served as our Chief Executive Officer until his resignation effective as of January 31, 2014.

Our Executive Compensation Philosophy

Our executive compensation philosophy is to provide market-competitive opportunities with realized compensation that is closely tied to performance. Our compensation strategy focuses on providing a total compensation package that will not only attract, motivate and retain excellent executive officers, but will also align the interests of our executive officers with our stockholders by tying a significant portion of their total compensation to the achievement of our long-term business goals. Our Board strives to maintain a balance between cash and equity compensation to encourage our executive officers to act as owners and drive long-term stockholder value. Our executive compensation program is designed to provide our executive officers with a competitive total compensation package and share our success with them when our objectives are met.

Our executive compensation program is designed to be flexible, include complementary compensation elements and collectively serve the compensation objectives described above. Neither our compensation committee nor our Board has adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. We have determined that our compensation committee and Board should retain discretion and flexibility to make these determinations each year rather than adopting formal policies or guidelines.

Determining Executive Compensation for Fiscal Year 2014

For fiscal year 2014, our compensation committee was responsible for designing, recommending for approval by our Board and overseeing our executive compensation program.

Our compensation committee engaged Compensia, a national compensation consulting firm, to perform a competitive assessment of our executive compensation program, to assist in sustaining a framework for a company-wide compensation strategy and to generally advise our compensation committee on executive compensation matters. To assess the competitiveness of our executive compensation program and compensation levels, Compensia examined the executive compensation practices of a group of public technology companies of similar revenue size to us. Compensia gathered this information from the Radford High Technology Survey and also from the public filings of a select peer group consisting of the following companies:

Angie’s List Inc.	Pandora Media Inc.

Bottomline Technologies (de), Inc.	Pros Holdings, Inc.

comScore, Inc.	RealPage, Inc.

Constant Contact, Inc.	Responsys, Inc.

Cornerstone OnDemand, Inc.	ServiceSource International, Inc.

HomeAway.com, Inc.	SolarWinds, Inc.

Intralinks Holdings Inc.	Sourcefire, Inc.

Jive Software Inc.	The Ultimate Software Group, Inc.

LivePerson, Inc.	Vocus, Inc.

LogMeIn, Inc.	Yelp, Inc.

OpenTable, Inc.	Zillow Inc.

Our compensation committee performed an annual review of executive compensation and recommended fiscal year 2014 compensation to our Board at the beginning of fiscal year 2014. In carrying out its responsibilities, our compensation committee solicited and used information provided by our management, as well as recommendations from our CEO at that time, Mr. Collins. With respect to the compensation packages for each named executive officer other than himself, Mr. Collins reviewed the performance of such executive officer and made recommendations to our compensation committee with respect to such executive officer’s total compensation package for fiscal year 2014. While our compensation committee solicited and reviewed our CEO’s recommendations, such recommendations were only one factor considered by our compensation committee in making compensation decisions.

In determining the total compensation package for fiscal year 2014 for each of our named executive officers, our compensation committee used the then-current compensation levels for each named executive officer as a starting point. In addition to considering our CEO’s recommendations, our compensation committee and Board reviewed and considered Compensia’s report on the compensation practices of peer group companies and competitive market data. The compensation committee and Board used the 50th percentile of total compensation as reflected by the market data as a reference in determining the appropriate compensation level for each named executive officer. Our compensation committee and Board also considered our company-wide performance, the applicable named executive officer’s performance and internal pay equity. In reviewing individual performance, our compensation committee and Board undertook a subjective and qualitative review of each named executive officer’s contribution to the success of our business in fiscal year 2013.

Based in part on the review by our CEO, our executive compensation philosophy generally, and our compensation committee’s review based on the factors described above, in June 2013 our compensation committee approved a total compensation package for fiscal year 2014 for each of our executive officers, including our then-serving named executive officers other than Mr. Collins, that included base salary and annual performance-based cash compensation. In July 2013 our compensation committee approved a total compensation package for fiscal year 2014 for Mr. Collins that included base salary and annual performance-based cash compensation and performance-based equity compensation. In December 2014, our Board approved adjustments to Mr. Austin’s base salary and annual performance-based cash compensation that was determined based on reference to several key factors, including market competitive data obtained from Compensia and the potential contribution and value the Board expected Mr. Austin to bring to our company as a result of his promotion to Chief Executive Officer. In December 2013, our Board approved a total compensation package for Mr. Connery that included base salary, annual performance-based cash compensation and long term equity incentive compensation that was determined based on reference to several key factors, including market competitive data obtained from Compensia and the potential contribution and value the Board expected Mr. Connery to bring to our company as a result of his promotion to Chief Revenue Officer.

In addition to receiving compensation advice from Compensia, our compensation committee periodically receives advice from Wilson Sonsini Goodrich & Rosati, Professional Corporation, and certain individuals employed by each such firm. In June 2013, our compensation committee considered their respective independence and found them to be independent after considering applicable factors under NASDAQ listing standards.

Elements of Compensation for Fiscal Year 2014

Compensation for our named executive officers for fiscal year 2014 consisted of the elements identified in the following table.

Compensation Element	Objective

Base salary	To attract and retain our named executive officers, to recognize ongoing performance of job responsibilities and as a necessary tool in attracting and retaining our named executive officers.

Annual performance-based cash compensation

To focus our named executive officers on the achievement of key short-term business objectives and to provide additional reward opportunities for our named executive officers when key business objectives are met.

Long-term equity incentive compensation	To drive long-term stockholder value by aligning the interests of our named executive officers with our stockholders and to reward increases in stockholder value.

Severance and change of control benefits	To provide income protection in the event of involuntary loss of employment and to focus our named executive officers on stockholder interests when considering strategic alternatives.

Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner.

Health and welfare benefits	To provide a basic level of protection from health, dental, life and disability risks.

The following discussion describes these elements in more detail.

Base Salaries

Base salaries for fiscal year 2014 for our named executive officers were determined by our compensation committee and Board as described above in “—Determining Executive Compensation for Fiscal Year 2014.” Our compensation committee and Board did not assign a specific weight to any single factor in making decisions regarding base salary levels. The table below shows base salaries for our named executive officers for fiscal year 2014.

Named Executive Officer	FY 2014 Base Salary
Gene Austin[1]	$420,000
James R. Offerdahl	275,000
Bryan C. Barksdale	275,000
Kelly E. Connery[2]	285,000
Ryan D. Robinson	265,000
Stephen R. Collins[3]	365,000

1	In December 2013, our Board approved an increase in Mr. Austin’s base salary from $320,000 to $420,000 as a result of Mr. Austin’s promotion to Chief Executive Officer and President.
2	In December 2013, Mr. Connery’s base salary was increased from $250,000 to $285,000 as a result of Mr. Connery’s promotion to Chief Revenue Officer.
3	Mr. Collins served as our Chief Executive Officer until his resignation effective as of January 31, 2014.

Annual Performance-Based Cash Compensation

During fiscal year 2014, each of our named executive officers, as well as our other executive officers and key employees, was eligible to earn a cash bonus based on the achievement of performance objectives under our executive bonus plan.

Target bonuses. For each named executive officer, the target bonus opportunity for fiscal year 2014 was equal to a specified percentage of the named executive officer’s base salary. As with base salaries, the target bonuses for our named executive officers were determined by our compensation committee and Board as described above in “—Determining Executive Compensation for Fiscal Year 2014.” Our compensation committee and Board did not assign a specific weight to any single factor in establishing the applicable target bonus opportunities. The table below shows the target bonuses for fiscal year 2014 for each named executive officer.

Named Executive Officer	FY 2014 Target Bonus (% of base salary)
Gene Austin[1]	80%
James R. Offerdahl	50%
Bryan C. Barksdale	35%
Kelly E. Connery[2]	88%
Ryan D. Robinson	30%
Stephen R. Collins	90%

1	In December 2013, our Board approved an increase in Mr. Austin’s target bonus (as a percentage of base salary) from 70% to 80% as a result of his promotion to Chief Executive Officer and President.
2	In December 2013, Mr. Connery’s target bonus (as a percentage of base salary) was increased from 60% to 88% as a result of his promotion to Chief Revenue Officer.

Bonus determinations. For fiscal year 2014, the amount of the annual cash bonuses earned by our named executive officers was determined based on actual performance during the fiscal year compared to pre-determined performance objectives approved by our Board.

The total bonus opportunity for our named executive officers serving in their position at April 30, 2014 other than Mr. Connery was based on achievement of three corporate performance measures: net bookings, new clients booked and EBITDA, each of which is described in more detail below. Net bookings was given a weighting of 50%, new clients booked was given a weighting of 30% and EBITDA was given a weighting of 20%. These corporate performance measures were selected because they support our objective of achieving growth and require focus on new business development, working capital management and cost containment. We believe these performance measures align named executive officer incentives with stockholder interests through the creation of sustainable long-term value.

Payment of any portion of the bonus opportunity for fiscal year 2014 related to a specific corporate performance measure was contingent on our achievement of a minimum percentage of the target level for such measure, and the payment level was capped at our achievement of a maximum percentage of the target level. The minimum achievement levels for net bookings, new clients booked and EBITDA were 54%, 76% and 56% of the target levels, respectively, while the achievement levels required to achieve the maximum bonus under the plan were 100%, 100% and 100% of the target levels, respectively. Payout percentages for various achievement levels were as follows:

Net Bookings		New Clients Booked		EBITDA
Achievement Percentage	Payout Percentage	Achievement Percentage	Payout Percentage	Achievement Percentage	Payout Percentage

54%	50%	76%	50%	56%	50%
63%	80%	90%	80%	80%	80%
82%	90%	95%	90%	90%	90%
100%	100%	100%	100%	100%	100%

The target levels for the new clients and EBITDA measures for fiscal year 2014 were as follows:

Performance Measure	Target Level
New Clients Booked[1]	500
EBITDA[2]	$(10,000,000)

[1]	New clients booked are clients that have signed contracts to purchase our services.
[2]	EBITDA is defined as Adjusted EBITDA excluding certain items that were not contemplated when the executive bonus plan targets were adopted.

The net bookings measure is an internal metric that we use to monitor our business. The calculation of net bookings takes into account an internal assessment of the annualized value of new client contracts (which include assumptions and valuation measures not calculated in accordance with GAAP) signed during the fiscal year, adjusted for client contracts that are amended or terminated during the fiscal year. We do not disclose this measure for operational and competitive reasons.

In general, we consider our corporate performance targets for fiscal year 2014 to have been challenging but achievable. We believe our net bookings target for fiscal year 2014 was highly aggressive in order to incent significant growth of new business during fiscal year 2014.

For fiscal year 2014, our new clients booked were 436 and our EBITDA was $(13.04) million. In addition our actual net bookings was less than 54% of our target. Our compensation committee reviewed our performance against each of the corporate performance target levels and determined that bonuses for each of named executive officers other than Mr. Connery would be paid at 25% of the target bonus, as detailed in the table below.

Performance Objective	Percentage of Objective Achieved	Payout Percentage	Plan Weight	Weighted Payout Percentage
Net Bookings	<54%	0%	50.0%	0%
New Clients Booked	87%	50%	30.0%	15%
EBITDA	69%	50%	20.0%	10%

During fiscal year 2014, Mr. Connery served in two different positions. As a result, his pre-determined performance objectives changed when he was promoted from General Manager—North America to Chief Revenue Officer. The bonus plan in place for Mr. Connery while he served as General Manager—North America was based on achievement of three corporate performance measures: net bookings in North America, new clients booked in North America and expense control. Net bookings was given a weighting of 60%, new clients booked was given a weighting of 30% and expense control was given a weighting of 10%. The bonus plan put into place for Mr. Connery once he was promoted to Chief Revenue Officer was based on achievement of two corporate performance measures: gross bookings and new clients booked. Gross bookings was given a weighting of 65% and new clients was given a weighting of 35% The corporate performance measures were selected because they supported our objective of achieving growth and, regarding the expense control measure from Mr. Connery’s original plan, cost containment.

For Mr. Connery, payment of any portion of the bonus opportunity for fiscal year 2014 related to a specific corporate performance measure was contingent on our achievement of a minimum percentage of the target level for such measure, and the payment level was capped at our achievement of a maximum percentage of the target level.

With respect to the bonus plan that was in place during the first three quarters of fiscal year 2014 for Mr. Connery, the minimum achievement levels for net bookings in North America, new clients booked in North America and expense control were 80%, 85% and 100% of the target levels, respectively, while the achievement levels required to achieve the maximum bonus under the plan were 120%, 118% and 100% of the target levels, respectively. During the first three quarters of fiscal year 2014, Mr. Connery was paid $130,578 in bonus payments. Mr. Connery’s bonus was paid following the completion of each quarter based on his achievement of the performance measures established for the quarter. The determination of his achievement of the performance measures for each quarter included reference to various timing differences related to events outside of his control and to our revised forecast for the remainder of the fiscal year.

With respect to the bonus plan that was in place during the fourth quarter of fiscal year 2014 for Mr. Connery after his promotion to Chief Revenue Officer, the minimum achievement levels for gross bookings and new clients booked were 80% and 85% of the target levels, respectively, while the achievement levels required to achieve the maximum bonus under the plan were 120% and 118% of the target levels, respectively. Payout percentages for various achievement levels were as follows:

Gross Bookings		New Clients Booked
Achievement Percentage	Payout Percentage	Achievement Percentage	Payout Percentage
80%	50%	85%	50%
90%	65%	100%	100%
100%	80%	118%	160%
120%	110%

Gross bookings and net bookings measures are internal metrics that we use to monitor our business. The calculation of gross bookings takes into account an internal assessment of the annualized value of new client contracts (which include assumptions and valuation measures not calculated in accordance with GAAP) signed during the fiscal year, while net bookings is gross bookings adjusted for client contracts that are amended or terminated during the fiscal year. We do not disclose this measure for operational and competitive reasons. We do not disclose new clients or expenses on a geographic basis.

In connection with the bonus plan in place for Mr. Connery during the fourth quarter of fiscal year 2014, our compensation committee reviewed Mr. Connery’s performance against each of his performance target levels and determined that his bonus would be paid at 87.21% of his target bonus, as detailed in the table below.

Performance Objective	Percentage of Objective Achieved	Payout Percentage	Plan Weight	Weighted Payout Percentage
Gross Bookings	106.5%	89.75%	65.0%	58.34%
New Clients Booked	95%	82.50%	35.0%	28.87%

For Mr. Collins, who resigned from his role as our Chief Executive Officer effective as of January 31, 2014, the total bonus opportunity for fiscal year 2014 was to be based on the achievement of four corporate performance measures: net bookings, new clients booked, EBITDA and media revenue. The net bookings measure represented 40% of the target bonus award, the new clients booked measure represented 30% of the target bonus award, the EBITDA measure represented 20% of the target bonus award and the media revenue measure represented 10% of the target bonus award. In addition, the payments for achievement of each corporate performance measure was subject to certain thresholds. For Mr. Collins to receive the portion of the target bonus attributable to each corporate performance measure, we were required to meet minimum thresholds for the corresponding corporate performance measure. Mr. Collins would have been entitled to 50% of the target bonus portion attributable to the net bookings target upon achievement of 85% of the net bookings goal, 50% of the target bonus portion attributable to the new clients booked target upon achievement of 85% of the new clients goal, 50% of the target bonus portion attributable to the EBITDA target upon achievement of 80% of the EBITDA goal and 50% of the target bonus portion attributable to the media revenue target upon achievement of 85% of the media revenue goal. The bonus amounts that were payable with respect to the net bookings, new clients and media revenue corporate performance measures may exceed the target bonus amounts attributable to such measures. The multipliers for each corporate performance measure were capped as set forth in the following table:

Corporate Performance Measure	Maximum Payout (% of Target Payout)	Achievement Required for Maximum Payout (% of Goal)
Net Bookings	170%	121%
New Clients	150%	115%
EBITDA	100%	100%
Media Revenue	170%	121%

Because Mr. Collins resigned from the Company prior to the end of fiscal year 2014, no portion of Mr. Collins’ target bonus was paid to him.

The following table summarizes the calculation of the actual bonus amount awarded to each named executive officer for fiscal year 2014.

Named Executive Officer	Target Bonus	Payout Percentage	Actual Bonus Payment
Gene Austin	$336,000	25.0%	$84,000
James R. Offerdahl	137,500	25.0%	34,375
Bryan C. Barksdale	96,250	25.0%	24,063
Kelly E. Connery	250,000	74.0%	185,086
Ryan D. Robinson	79,500	25.0%	19,875
Stephen R. Collins	328,500	0%	—

Other Bonus Payments

After consideration of the various challenges that management faced in fiscal year 2014 that impacted our ability to achieve the performance objectives for fiscal year 2014, including challenges associated with changes in leadership and the anti-trust litigation related our acquisition of PowerReviews, Inc., in May 2014, our compensation committee approved discretionary one-time bonus payments to the following named executive officers based on their performance in fiscal year 2014.

Named Executive Officer	Bonus Payment ($)
Gene Austin	$84,000
James R. Offerdahl	34,375
Bryan C. Barksdale	24,063
Ryan D. Robinson	27,125

Long-Term Equity Incentive Compensation

We believe that equity awards are an effective tool for meeting our compensation goal of increasing long-term stockholder value. Historically, our equity awards to our named executive officers have been in the form of stock options. Beginning in fiscal year 2012, our compensation committee began granting equity awards consisting of a combination of stock options and restricted stock unit awards. Because our executive officers are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our stock over time. The decision by the Board to introduce restricted stock units into our executive compensation program was based on a number of factors, including Compensia’s analysis of the competitiveness of our executive compensation program, the estimated impact of such decision on our available option pool and the perceived value of restricted stock units to our executive officers. We generally make an initial stock option and/or restricted stock unit grant to each of our executive officers in connection with the commencement of his or her employment. All equity award grants are approved by our Board or our compensation committee. In determining the size of an equity award grant, our Board takes into account individual performance, competitive market data, internal pay equity considerations and the unvested value of existing long-term incentive awards.

In addition to new hire grants, from time to time, our Board has granted our named executive officers equity awards to recognize exceptional performance and as “refresher” grants to make sure our named executive officers continue to have an equity incentive as part of their compensation packages. Historically, these decisions have been made on a case-by-case basis, and our Board retains discretion to make equity award grants at any time.

The exercise price of each stock option grant is generally the fair market value of our common stock on the grant date. Following the completion of our initial public offering, our common stock has been valued by reference to its publicly traded price. Prior to our initial public offering, our Board determined the appropriate estimated fair market value based on its consideration of numerous objective and subjective factors, including but not limited to arm’s-length sales of our common stock in privately negotiated transactions, third-party valuations of our common stock, our stage of development and financial position and our future financial projections.

Stock option awards to our named executive officers typically vest over a four-year period as follows: 25% of the shares underlying the stock option vest on the first anniversary of the vesting start date with the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date. Restricted stock unit awards to our named executive officers typically vest in four equal yearly installments, with the first such installment vesting on the first anniversary of the vesting start date, subject to continued service through each applicable vesting date. We believe these vesting schedules appropriately encourage long-term employment with the Company, while allowing our executive officers to realize compensation in line with the value they have created for our stockholders.

In June 2013, our compensation committee granted Mr. Austin a stock option to purchase 550,000 shares of our common stock at an exercise price of $9.51 per share and a restricted stock unit award for 250,000 shares of our common stock, in each case subject to our standard vesting schedule. Our Board determined that these equity awards were appropriate as a result of Mr. Austin being hired as our President.

In July 2013, our compensation committee granted Mr. Collins a restricted stock unit award for 50,000 shares of our common stock subject to vesting based on the achievement of our corporate performance targets for fiscal year 2014 and time-based vesting. Our Board determined that this equity award was appropriate to strengthen long-term incentive and retention.

In December 2013, our compensation committee granted Mr. Barksdale a restricted stock unit award for 40,000 shares of our common stock, subject to our standard vesting schedule. Our compensation committee determined that this equity awards was appropriate to strengthen long-term incentive and retention.

In December 2013, our compensation committee granted Mr. Robinson a restricted stock unit award for 40,000 shares of our common stock, subject to our standard vesting schedule. Our compensation committee determined that this equity award was appropriate to strengthen long-term incentive and retention.

In December 2013, our compensation committee granted Mr. Connery a stock option to purchase 150,000 shares of our common stock at an exercise price of $7.50 per share and a restricted stock unit award for 25,000 shares of our common stock, in each case subject to our standard vesting schedule, as well as a restricted stock unit award for 40,000 shares of our common stock subject to our standard vesting schedule. In addition, our compensation committee approved the grant of a restricted stock unit award for Mr. Connery for an additional 40,000 shares of our common stock subject to vesting upon achievement of certain to be determined performance criteria for fiscal year 2015 and fiscal year 2016. Our compensation committee determined that these equity awards were appropriate as a result of Mr. Connery’s promotion to Chief Revenue Officer.

In March 2014, our compensation committee granted Mr. Offerdahl a stock option to purchase 100,000 shares of our common stock at an exercise price of $8.10 per share and a restricted stock unit award for 32,500 shares of our common stock, in each case subject to our standard vesting schedule. Our compensation committee determined that these equity awards were appropriate to strengthen long-term incentive and retention.

Severance and Change of Control Benefits

Each of our currently serving named executive officers is entitled to receive accelerated vesting with respect to all or a portion of the named executive officer’s unvested stock options or restricted stock units in the event of the termination of his or her employment following a change of control of the Company. These accelerated vesting arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change of control of the Company and to allow our named executive officers to focus on the value of strategic alternatives to stockholders without concern for the impact on their continued employment, as we believe each of their offices is at heightened risk of turnover in the event of a change of control. We also believe that accelerated vesting arrangements related to change of control transactions provide an incentive for our named executive officers to successfully execute such a transaction from its early stages until closing, which we believe will ultimately benefit our stockholders.

Please refer to the discussion below under “—Potential Payments upon Termination or Change of Control” for a more detailed discussion of our severance and change of control arrangements.

Employee Benefits

Our named executive officers are eligible for the same benefits available to our full-time employees generally. These include participation in a tax-qualified Section 401(k) plan, an employee stock purchase plan, and group life, health, dental, vision and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry.

Other Compensation Practices and Policies

Perquisites and Personal Benefits

As noted above, our named executive officers are eligible to participate in the same benefits as those offered to all full-time employees. We believe that cash and equity compensation are the two key components in attracting and retaining executive talent and, therefore, we do not have any programs for providing material personal benefits or executive perquisites to our named executive officers.

Stock Ownership Guidelines

There are currently no equity ownership requirements or guidelines that any of our named executive officers or other employees must meet or maintain.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during fiscal year 2014.

Policy Regarding the Timing of Equity Awards

Beginning in August 2012, our Board established a policy providing that it would not grant stock options to executive officers or directors during closed trading periods under our insider trading policy, but that exceptions could be made on a case-by-case basis. Our Board made an exception to this policy and delegated to our compensation committee the authority to approve retention grants for Mr. Offerdahl. On March 7, 2014, our compensation committee approved stock option and restricted stock unit grants to Mr. Offerdahl pursuant to this exception and the authority delegated to the compensation committee.

Policy Regarding Compensation Recovery

We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, our Board or compensation committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement and then-applicable law.

Results of Most Recent Say-on-Pay Vote

At our 2012 annual meeting of stockholders, we conducted a stockholder advisory vote on the fiscal year 2011 compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the fiscal year 2011 compensation of our named executive officers with approximately 93% of the votes cast in favor of the proposal.

We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our compensation approach, specifically our efforts to attract, retain, and motivate our named executive officers. No significant design changes were made to our executive compensation program during fiscal year 2014. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Based on the results of a separate stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of our named executive officers (commonly known as a “Say-When-on-Pay” vote) conducted at our 2012 annual meeting of stockholders, our Board determined that we will hold our Say-on-Pay votes on a triennial basis. Therefore, the next stockholder advisory vote on the compensation of our named executive officers will take place in 2015.

Accounting and Tax Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief named executive officer and each of its three next most highly compensated named executive officers (other than its chief financial officer). Remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

We expect that our compensation committee, in approving the amount and form of compensation for our named executive officers in the future, will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that our named executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control of the Company that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax.

Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that a named executive officer, director, or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.

We did not provide any directors or named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code during fiscal year 2014 and we have not agreed and are not otherwise obligated to provide any director or named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. The valuation assumptions used in determining such amounts are described in Note 13 to our consolidated financial statements included in this our Annual Report on Form 10-K. This calculation is performed for accounting purposes and reported in the compensation tables contained below under “—Tabular Disclosure Regarding Executive Compensation” even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

REPORT OF THE COMPENSATION COMMITTEE

During fiscal year 2014, the compensation committee consisted of three non-employee directors: Sydney L. Carey, Dev C. Ittycheria and Thomas J. Meredith, each of whom the Board has determined is independent under applicable Nasdaq rules. Mr. Ittycheria resigned from our Board and our compensation committee effective as of August 26, 2014, and Christopher A. Pacitti has been appointed as a member of our compensation committee. The compensation committee has duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on our website at http://investors.bazaarvoice.com/governance.cfm.

The compensation committee has reviewed and discussed with management the disclosures contained in the section of this Proxy Statement titled “Executive Compensation—Compensation Discussion and Analysis.” Based on this review and discussion, the compensation committee recommended to the Board that the section titled “Executive Compensation—Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

SUBMITTED BY THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Thomas J. Meredith, Chairperson

Sydney L. Carey

Christopher A. Pacitti

TABULAR DISCLOSURE REGARDING EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation awarded to or earned during our fiscal years ended April 30, 2012, 2013 and 2014 by our named executive officers.

Summary Compensation Table for Fiscal Years Ended April 30, 2012, 2013 and 2014

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)

Gene Austin	2014	$358,033	$84,000	$2,377,500	$2,711,793	$84,000	$1,655	$5,616,980
Chief Executive Officer; President(4)

James R. Offerdahl	2014	275,955	34,375	263,250	414,370	34,375	1,806	1,024,131
Chief Financial Officer(6)	2013	69,705	50,000(5)	327,000	924,698	—	376	1,371,779

Bryan C. Barksdale	2014	275,000	24,063	304,800	—	24,062	420	628,345
Chief Legal Officer, General Counsel and Secretary	2013	260,000	81,900	272,401	218,012	—	420	832,733
	2012	250,000	12,000(7)	—	—	69,000	799	331,799

Kelly E. Connery	2014	266,479	35,000	492,300	588,150	185,086	14,329	1,581,344
Chief Revenue Officer	2013	239,583	68,000	327,000	—	59,051	29,362	722,966

Ryan D. Robinson	2014	255,000	27,125	304,800	—	19,875	966	607,766
Chief People Officer	2013	250,000	—	623,640	491,106	—	966	1,365,712
	2012	5,682	25,000(5)	—	—	—	—	30,682

Stephen R. Collins	2014	246,350	—	—	—	—	90,000(8)	336,350
Chief Executive Officer(9)	2013	307,008	—	316,026	6,136,560	—	630	6,759,594
	2012	235,833	—	—	917,799	138,000	799	1,292,431

(1)	Unless otherwise noted, the amounts reported in the “Bonus” column represent a discretionary bonus paid by us.
(2)

The amounts reported in the “Stock Awards” and “Option Awards” column do not reflect compensation actually received by the named executive officer but represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K.

(3)

Unless otherwise noted, the amounts reported in the “All Other Compensation” column consist solely of premiums for short term disability, long term disability, life and accidental death and dismemberment insurance paid by us.

(4)	Mr. Austin commenced his employment with us in April 2013.
(5)	Represents a signing bonus paid by us.
(6)	Mr. Offerdahl commenced his employment with us in January 2013.
(7)	Represents a $10,000 discretionary bonus and a $2,000 employee referral bonus paid by us.
(8)	Represents consulting fees paid to Mr. Collins for the period February 1, 2014 to April 30, 2014.
(9)	Mr. Collins resigned effective as of January 31, 2014.

Grants of Plan-Based Awards for Fiscal Year 2014

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)		All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards, per share ($)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold(2) ($)	Target ($)	Maximum ($)
Gene Austin	—	$33,600	$336,000	$336,000			—	—	—
	6/7/2013				250,000				$2,377,500
	6/7/2013						550,000	$9.51	2,711,794
James R. Offerdahl		13,750	137,500	137,500
	3/7/2014				32,500				263,250
	3/7/2014						100,000	$8.10	414,370
Bryan C. Barksdale	—	9,625	96,250	96,250			—	—	—
	12/3/2013				40,000				304,800
Kelly Connery	—	25,000	250,000	318,750			—	—	—
	12/9/2013				25,000				187,500
	12/9/2013						150,000	$7.50	588,150
	12/3/2013				40,000				304,800
Ryan D. Robinson		7,950	79,500	79,500
	12/3/2013				40,000				304,800
Stephen R. Collins		32,850	328,500	492,750
	7/13/2013				50,000	(6)			$514,000

(1)

The amounts reported represent the formulaic performance-based incentive cash awards each named executive officer could earn pursuant to our executive bonus plans for fiscal year 2014, as described in “—Compensation Discussion and Analysis—Elements of Compensation for Fiscal Year 2013—Annual Performance-Based Cash Compensation” above. Actual amounts earned for fiscal year 2014 are as described in “—Compensation Discussion and Analysis—Elements of Compensation for Fiscal Year 2013—Annual Performance-Based Cash Compensation” above.

(2)	Assumes achievement of each corporate performance measure at the minimum level required for payment.
(3)

The amounts reported reflect shares of common stock underlying restricted stock units granted in fiscal year 2013 under the Bazaarvoice, Inc. 2012 Equity Incentive Plan. Unless otherwise noted, the restricted stock units vest in four equal yearly installments.

(4)

The amounts reported reflect shares of common stock underlying stock options granted in fiscal year 2013 under the Bazaarvoice, Inc. 2012 Equity Incentive Plan. Unless otherwise noted, the stock options vest over a four-year period as follows: 25% of the shares underlying the stock option vest on the first anniversary of the vesting start date with the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date.

(5)

The grant date fair value of stock options and restricted stock units is determined in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included our Annual Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

(6)	These restricted stock units will not vest because Mr. Collins resigned as our Chief Executive Officer before they had vested.

Employment Agreements

Certain elements of compensation set forth in the Summary Compensation Table for Years Ended April 30, 2012, 2013 and 2014 and Grants of Plan-Based Awards for Fiscal Year 2014 table reflect the terms of employment letter agreements between us and each of the named executive officers. The following descriptions of the terms of the employment agreements with our named executive officers are intended as a summary only and are qualified in their entirety by reference to the employment agreements, which have been filed with the SEC as exhibits to our Annual Report on Form 10-K.

Gene Austin

We are party to an employment letter agreement with Mr. Austin, dated April 25, 2013. The agreement provided for an annual base salary of $320,000, and for Mr. Austin to participate in our annual executive bonus plan with an annual target bonus of $224,000. On December 3, 2013, in connection with Mr. Austin’s appointment as our CEO and President, Mr. Austin’s base salary was increased to $420,000 and his annual target bonus was increased to 80% of his annual base salary, or $336,000. On June 7, 2013 in accordance with the terms of his employment letter agreement, we granted Mr. Austin 250,000 Restricted Stock Units, which vest in four equal yearly installments and an option to purchase 550,000 shares of our common stock at an exercise price of $9.51 per share, which option vests in accordance with our standard four-year vesting schedule described above. All of these equity grants are subject to accelerated vesting in the event of a termination of Mr. Austin’s employment upon a change of control of the Company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Austin is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time. Mr. Austin is also entitled to payments and certain other benefits upon termination of his employment in certain circumstances as described below under “—Potential Payments upon Termination or Change of Control.”

James R. Offerdahl

We are party to an employment letter agreement with Mr. Offerdahl, dated January 23, 2013. The agreement provides for an annual base salary of $275,000, and for Mr. Offerdahl to participate in our annual executive bonus plan with an annual target bonus of $137,500. In addition, Mr. Offerdahl received a sign-on bonus of $50,000. On February 27, 2013 in accordance with the terms of his employment letter agreement, we granted Mr. Offerdahl 50,000 Restricted Stock Units, which vest in four equal yearly installments and an option to purchase 275,000 shares of our common stock at an exercise price of $6.54 per share, which option vests in accordance with our standard four-year vesting schedule described above. On March 7, 2014, we granted Mr. Offerdahl 32,500 Restricted Stock Units, which vest in four equal yearly installments and an option to purchase 100,000 shares of our common stock at an exercise price of $8.10 per share, which option vests in accordance with our standard four-year vesting schedule described above. All of these equity grants are subject to accelerated vesting in the event of a termination of Mr. Offerdahl’s employment upon a change of control of the Company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Offerdahl is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.

Bryan C. Barksdale

We are party to an employment letter agreement with Mr. Barksdale, dated July 15, 2010. The agreement provides for an annual base salary of $250,000 and for Mr. Barksdale to participate in our annual executive bonus plan with an annual target bonus of $50,000 for fiscal year 2011, pro-rated from his date of hire. Mr. Barksdale’s annual base salary and target bonus have been subsequently increased and, for fiscal year 2012, Mr. Barksdale’s annual base salary was $250,000 and his annual target bonus was $75,000. For fiscal year 2013, Mr. Barksdale’s annual base salary was increased to $260,000 and his annual target bonus was $91,000. For fiscal year 2014, Mr. Barksdale’s annual base salary was increased to $275,000 and his annual target bonus was $96,250. On September 16, 2010 in accordance with the terms of his employment letter agreement, we granted Mr. Barksdale an option to purchase 286,154 shares of our common stock at an exercise price of $4.86 per share, which option vests in accordance with our standard four-year vesting schedule described above. On June 10, 2012, we granted Mr. Barksdale 10,105 Restricted Stock Units, which vest in four equal yearly installments and an option to purchase 18,463 shares of our common stock at an exercise price of $16.44 per share, which option vests in accordance with our standard four year vesting schedule described above. On February 27, 2013, we granted Mr. Barksdale 16,250 Restricted Stock Units, which vest in four equal yearly installments and an option to purchase 17,500 shares of our common stock at an exercise price of $6.54 per share, which option vests in accordance with our standard four year vesting schedule described above. On December 3, 2013, we granted Mr. Barksdale 40,000 Restricted Stock Units, which vest in four equal yearly installments. All of these equity grants are subject to accelerated vesting in the event of a termination of Mr. Barksdale’s employment upon a change of control of the Company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Barksdale is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.

Kelly E. Connery

We are party to an employment letter agreement with Mr. Connery, dated February 7, 2012. The agreement provides for an annual base salary of $250,000, and for an annual target bonus of $150,000. In addition, Mr. Offerdahl received a sign-on bonus of $50,000. On December 9, 2013, in connection with Mr. Connery’s promotion to Chief Revenue Officer, Mr. Connery’s base salary was increased to $285,000 and his annual target bonus was increased to $250,000. In connection with Mr. Connery’s promotion, we entered into an addendum to his initial letter agreement. On February 23, 2012 in accordance with the terms of his employment letter agreement, we granted Mr. Connery an option purchase 350,000 shares of our common stock at an exercise price of $12.00 per share, which option vests in accordance with our standard four-year vesting schedule described above. On February 27, 2013, we granted Mr. Connery 50,000 Restricted Stock Units, which vest in four equal yearly installments. On December 3, 2013, we granted Mr. Connery 40,000 Restricted Stock Units, which vest in four equal yearly installments. On December 9, 2013 in accordance with the terms of the addendum to his employment letter agreement, we granted Mr. Connery 25,000 Restricted Stock Units, which vest in four equal yearly installments, an option to purchase 150,000 shares of our common stock at an exercise price of $7.50 per share, which option vests in accordance with our standard four-year vesting schedule described above and 40,000 Restricted Stock Units, which vest in accordance with performance standards to be determined by our Board. All of these equity grants are subject to accelerated vesting in the event of a termination of Mr. Connery’s employment upon a change of control of the Company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Connery is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.

Ryan D. Robinson

We are party to an employment letter agreement with Mr. Robinson, dated April 23, 2012. The agreement provides for an annual base salary of $250,000, and for Mr. Robinson to participate in our annual executive bonus plan with an annual target bonus of $75,000. Mr. Robinson’s annual base salary and target bonus have been subsequently increased and, for fiscal year 2014, Mr. Robinson’s annual based salary was $265,000 and his annual target bonus was $79,500. On May 23, 2012 in accordance with the terms of his employment letter agreement, we granted Mr. Robinson 30,000 Restricted Stock Units, one-quarter of which vest on the one year anniversary of the vesting commencement date of April 23, 2012 and one-sixteenth of which vest quarterly thereafter and an option to purchase 50,000 shares of our common stock at an exercise price of $15.12 per share, which option vests in accordance with our standard four-year vesting schedule described above. On February 27, 2013, we granted Mr. Robinson 26,000 Restricted Stock Units, which vest in four equal yearly installments and an option to purchase 28,000 shares of our common stock at an exercise price of $6.54 per share, which option vests in accordance with our standard four year vesting schedule described above. On December 3, 2013, we granted Mr. Robinson 40,000 Restricted Stock Units, which vest in four equal yearly installments. All of these equity grants are subject to accelerated vesting in the event of a termination of Mr. Robinson’s employment upon a change of control of the Company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Robinson is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.

Stephen R. Collins

Prior to Mr. Collins’s resignation, we were party to an employment letter agreement with Mr. Collins, dated August 13, 2010. The agreement provided for an annual base salary of $200,000 and for Mr. Collins to participate in our annual executive bonus plan with an annual target bonus of $100,000 for fiscal year 2011, pro-rated from his date of hire. Mr. Collins’s annual base salary and target bonus were subsequently increased and, for fiscal year 2012, Mr. Collins’s annual base salary was $250,000 and annual target bonus was $150,000. For fiscal year 2013, Mr. Collins’s annual base salary was increased to $275,000 and annual target bonus was increased to $165,000. On November 4, 2012, in connection with Mr. Collins’ appointment as our CEO and President, Mr. Collins’s base salary was increased to $340,000 and his annual target bonus was increased to 80% of his annual base salary, or $272,000. In connection with Mr. Collins’ promotion, we entered into a further letter agreement with Mr. Collins, dated January 7, 2013, which superseded the prior employment letter agreement. For fiscal year 2014, Mr. Collins’s annual base salary was increased to $365,000 and annual target bonus was increased to 90% of his annual base salary, or $328,500. Pursuant to his original employment letter agreement, we paid Mr. Collins a signing bonus of $60,000 on September 15, 2010. We also agreed to pay commuting expenses to Mr. Collins for a period not to exceed ten months from his employment commencement date. On September 16, 2010, we granted Mr. Collins an option to purchase 486,463 shares of our common stock at an exercise price of $4.86 per share in accordance with the terms of his employment letter agreement, which option vests in accordance with our standard four-year vesting schedule described above. On January 17, 2012, we granted Mr. Collins an option to purchase 175,109 shares of our common stock at an exercise price of $9.60 per share, which option vested in accordance with our standard four-year vesting schedule described above. On June 10, 2012, we granted Mr. Collins 19,223 Restricted Stock Units, which vested in four equal yearly installments and an option to purchase 35,124 shares of our common stock at an exercise price of $16.44 per share, which option vested in accordance with our standard four-year vesting schedule described above. All of these equity grants were subject to accelerated vesting in the event of a termination of Mr. Collins’s employment upon change of control of the Company. In connection with his appointment as CEO on November 4, 2012, we granted Mr. Collins an option to purchase 800,000 shares of our common stock at an exercise price of $12.60 per share, which option vested in accordance with our standard four-year vesting schedule described above and an option to purchase 100,000 shares of our common stock at an exercise price of $12.60 per share, which options vested in accordance with performance standards established by our Board. Upon a termination without cause, vesting of 50% of the unvested shares subject to the equity grants made on November 4, 2012 would have accelerated, and if Mr. Collins was terminated in connection with a change of control, vesting of the balance of the shares subject to the November 4, 2012 equity grants would have accelerated. On July 13, 2013, we granted Mr. Collins 50,000 Restricted Stock Units, which units vested in accordance with performance standards established by our Board and time based criteria. This equity grant was subject accelerated vesting in the event of a change of control of the Company. Additionally, during his employment, Mr. Collins was entitled to our standard vacation and benefits covering other employees at his level. Mr. Collins was also entitled to payments and certain other benefits upon termination of his employment in certain circumstances following a change in control.

In connection with a succession and transition plan related to Mr. Collins’ resignation from his role as our Chief Executive Officer, we entered into a consulting agreement with Mr. Collins for a one year period beginning January 31, 2014 and ending January 31, 2015. Pursuant to this agreement, we agreed to pay Mr. Collins $30,000 per month during the first nine months of the consulting agreement. In addition, pursuant to this agreement, all outstanding equity awards held by Mr. Collins ceased to vest as of January 31, 2014 in connection with his resignation, but all vested stock options held by Mr. Collins at that time shall remain exercisable until three months following the termination of the consulting agreement.

Outstanding Equity Awards at Fiscal Year-End 2014

Name	Option Awards(1)				Stock Awards(2)
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Gene Austin	—	550,000	$9.51	6/7/2023	250,000	$1,680,000
James R. Offerdahl	85,937	189,063	$6.54	2/27/2023	70,000	$470,400
	—	100,000	$8.10	3/7/2024
Bryan C. Barksdale	262,150	23,847	$4.86	9/16/2020	59,767	$401,634
	8,462	10,001	$16.44	6/10/2022
	5,104	12,396	$6.54	2/27/2023
Kelly Connery	189,583	160,417	$12.00	2/23/2022	102,500	$688,800
	—	150,000	$7.50	12/9/2023
Ryan D. Robinson	25,000	25,000	$15.12	5/23/2022	15,000(3)	$100,800
	8,167	19,833	$6.54	2/27/2023	74,500	$500,640
Stephen R. Collins	295,447	—	$4.86	9/16/2020	—	—
	87,554	—	$9.60	1/17/2022
	13,903	—	$16.44	6/10/2022
	233,333	—	$12.60	11/4/2022

(1)

Unless otherwise indicated, these stock options were granted on the date ten years prior to the expiration date and become exercisable with respect to 25% of the shares underlying the option vesting on the first anniversary of the vesting start date and the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date. Please refer to “—Potential Payments Upon Termination or Change of Control” for a discussion of vesting acceleration provisions applicable to certain of these option grants.

(2)	Unless otherwise indicated, these stock awards vest in four equal yearly installments beginning on the first anniversary of the vesting commencement date.
(3)	These stock awards vest quarterly based on the vesting commencement date.

Option Exercises and Restricted Stock Unit Vesting During Fiscal Year 2014

The following table sets forth certain information with respect to the exercise of stock options and the vesting of restricted stock units related to our named executive officers in fiscal year 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gene Austin	—	—	—	—

James R. Offerdahl	—	—	12,500	$95,000

Bryan C. Barksdale	—	—	6,588	$55,247

Kelly Connery	—	—	12,500	$95,000

Ryan D. Robinson	—	—	14,000	$115,306

Stephen R. Collins	51,286	$85,648	4,805	$46,368

Potential Payments upon Termination or Change of Control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change of control of the Company had occurred on April 30, 2014 and based upon a price of $6.72 per share for our common stock, which was the closing price on NASDAQ on April 30, 2014, given the named executive officers’ compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Arrangements with Gene Austin

Our employment letter agreement with Mr. Austin dated April 25, 2013 provides that if Mr. Austin is terminated without cause or he resigns with good reason during the period commencing on or after the date that we have signed a definitive agreement or that our board of directors has endorsed a tender offer for our stock that in either case when consummated would result in a change of control, as such term is defined in Mr. Austin’s employment letter agreement, (even though consummation is subject to approval or requisite tender by our stockholders and other conditions and contingencies) and ending at the earlier of the date on which such definitive agreement or tender offer has been terminated without a change of control or on the date which is twelve months following the consummation of any transaction or series of transactions that results in a change of control, Mr. Austin shall be entitled to receive severance payments in an aggregate amount equal to twelve months of his then-current base salary, to be paid in twelve equal monthly installments beginning on the first regular payroll date following the effective date of Mr. Austin executes a general release of claims), in accordance with our regular payroll practices, and shall be less applicable withholding.

Under the employment letter agreement with Mr. Austin, “cause” means (i) his willful and continued failure to perform substantially his duties (other than any such failure resulting from his disability), (ii) any act of personal dishonesty, fraud or misrepresentation taken by Mr. Austin which was intended to result in substantial gain or personal enrichment for him at the expense of the Company, (iii) the willful engaging by Mr. Austin in illegal conduct or gross misconduct which is or is reasonably likely to be injurious to the Company; (iv) his conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; (v) his breach of the terms of the agreement(s) with us relating to proprietary information and inventions assignment; or (vi) his material breach of the terms of the employment letter agreement. Clauses (i), (v) and

(vi) shall constitute “cause” only after Mr. Austin has received from the Board written notice describing the circumstances of such breach or failure in reasonable detail and has been given a reasonable cure period of not less than 30 days. Under the employment letter agreement with Mr. Austin, “good reason” refers to the existence or occurrence of the following, provided in each case that his resignation occurs within 30 days after the original occurrence of such event: (i) a change in his position that materially reduces his position, title, duties and responsibilities or the level of management to which Mr. Austin reports; (ii) a material reduction in his total compensation and benefits package (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs as established from time to time); or (iii) a relocation of his place of employment by more than 50 miles from our current offices in Austin, Texas; provided, however, an event described in clauses (i), (ii) or (iii) of this paragraph shall give rise to “good reason” if and only if such change, reduction or relocation is effected without Mr. Austin’s consent.

Vesting Acceleration of Option Awards

The employment letter agreements, stock option agreements and restricted stock unit agreements with Messrs. Austin, Offerdahl, Barksdale, Connery and Robinson also provide for accelerated vesting of 100% of the executive’s unvested stock options and restricted stock units in the event of the executive’s termination upon change of control (as defined in the employment letter agreements and/or the applicable equity grant documentation with such named executive officers).

Under the employment letter agreements and applicable equity grant documentation with our named executive officers, “termination upon change of control” means any termination of the executive’s employment by us without cause or by the executive for good reason during the period commencing on or after the date that we have signed a definitive agreement or that our Board has endorsed a tender offer for our stock that, in either case, when consummated would result in a change of control (even though consummation is subject to approval or requisite tender by our stockholders and other conditions and contingencies) and ending at the earlier of the date on which such definitive agreement or tender offer has been terminated without a change of control or on the date which is 12 months following the consummation of any transaction or series of transactions that results in a change of control.

For purposes of the definition of “termination upon change of control” above, the following terms have the following meanings:

•

“cause” means (a) the executive’s willful and continued failure to perform substantially the executive’s duties with us or (b) the willful engaging by the executive of illegal conduct or gross misconduct which is injurious to us;

•

“change of control” means (a) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding our securities under an employee benefit plan, becomes the beneficial owner (as defined Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities representing 50% or more of (A) the outstanding shares of our common stock or (B) the combined voting power of our then-outstanding securities; (b) we are party to a merger or consolidation, or series of related transactions, which results in our voting securities outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least 50% of the combined voting power of our voting securities or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of our assets (or consummation of any transaction, or series of related transactions, having similar effect), unless at least 50% of the combined voting power of the voting securities of the entity acquiring those assets is held by persons who held our voting securities immediate prior to such transaction or series of transactions; (d) our dissolution or liquidation, unless after such liquidation or dissolution all or substantially all of our assets are held in an entity at least 50% of the combined voting power of the voting securities of which is held by persons who held our voting securities immediately prior to such liquidation or dissolution; or (f) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing; and

•

“good reason” refers to the existence or occurrence of the following, provided in each case that resignation occurs within thirty days after the original occurrence of such event: (i) a change in the employee’s position with the company or a successor entity that materially reduces position, title, duties and responsibilities or the level of management to which the employee reports; (ii) a material reduction in the employee’s total compensation and benefits package (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs as established from time to time); or (iii) a relocation of the employee’s place of employment by more than fifty miles from the company’s current offices in Austin, Texas; provided, however, an event described in clauses (i), (ii) or (iii) of this paragraph shall give rise to good reason if and only if such change, reduction or relocation is effected without the employee’s consent.

The table below sets forth the estimated value of the potential payments to each of our named executive officers, assuming the executive’s employment had terminated on April 30, 2014 and/or that a change of control had also occurred on that date.

Name	Termination without Cause in Connection With a Change of Control
Gene Austin
Severance(1)	$420,000
Equity Award Acceleration(2)	$1,680,000

Total	$2,100,000
James R. Offerdahl
Equity Award Acceleration(2)	$504,431

Total	$504,431
Bryan C. Barksdale
Equity Award Acceleration(2)	$448,221

Total	$448,221
Kelly E. Connery
Equity Award Acceleration(2)	$688,800

Total	$688,800
Ryan C. Robinson
Equity Award Acceleration(2)	$504,210

Total	$504,210

(1)	Based on base salary as of April 30, 2014.
(2)

Equity award acceleration is based on (1) the difference between $6.72, which was the closing price on NASDAQ on April 30, 2014, and the exercise price of the unvested portion of the applicable stock option and (2) $6.72 multiplied by the number of unvested restricted stock units.

Stock Incentive Plans

2012 Equity Incentive Plan

Our Board has adopted and our stockholders have approved our 2012 Equity Incentive Plan, or the 2012 Plan. Our 2012 Plan provides for the grant of incentive stock options, within the meaning of Internal Revenue Code Section 422, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Authorized shares. As of April 30, 2014, options to purchase 3,798,274 shares of common stock and 2,933,452 restricted stock awards and units were outstanding and 3,712,197 shares were available for future grant under our 2012 Plan. The number of shares available for issuance under the 2012 Plan are increased annually on the first day of each of our fiscal years by an amount equal to the least of:

•	10,000,000 shares;

•	5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or

•	such other amount as our Board may determine.

Accordingly, on May 1, 2014, the number of shares available for issuance under the 2012 Plan was increased by 3,881,883 shares. Shares issued pursuant to awards under the 2012 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under the 2012 Plan. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2012 Plan.

Plan administration. The 2012 Plan is administered by our Board which, at its discretion or as legally required, may delegate such administration to our compensation committee or one or more additional committees. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Internal Revenue Code Section 162(m), the committee will consist of two or more “outside directors” within the meaning of Internal Revenue Code Section 162(m).

Subject to the provisions of our 2012 Plan, the administrator has the power to determine the terms of awards, including the recipients, the exercise price, the number of shares subject to each award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise of the awards and the terms of the award agreements for use under the 2012 Plan. The administrator also has the authority, subject to the terms of the 2012 Plan, to prescribe rules and to construe and interpret the 2012 Plan and awards granted thereunder and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards that may have different exercise prices and terms, to amend existing awards to reduce or increase their exercise price and to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator.

Stock options. The administrator may grant incentive and/or nonstatutory stock options under our 2012 Plan, provided that incentive stock options are only granted to employees. The exercise price of such options must equal at least the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years. However, an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our parent or subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The administrator determines the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the plan administrator. Subject to the provisions of our 2012 Plan, the administrator determines the remaining terms of the options, including vesting criteria. After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Stock appreciation rights. Stock appreciation rights may be granted under our 2012 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our 2012 Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. The specific terms of each grant of stock appreciation rights will be set forth in an award agreement.

Restricted stock. Restricted stock may be granted under our 2012 Plan. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the administrator. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the administrator and/or continued service to us. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares at the time of grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest for any reason will be forfeited by the recipient and will revert to us. The specific terms of each grant of restricted stock will be set forth in an award agreement.

Restricted stock units. Restricted stock units may be granted under our 2012 Plan. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service to us, and the form and timing of payment. The administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payment. The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. The specific terms of each grant of restricted stock units will be set forth in an award agreement.

Performance units/performance shares. Performance units and performance shares may be granted under our 2012 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof. The specific terms of each grant of performance units or performance shares will be set forth in an award agreement.

Transferability of awards. Unless the administrator provides otherwise, our 2012 Plan generally does not allow for the transfer of awards other than by will or laws of descent or distribution and only the recipient of an award may exercise such an award during his or her lifetime.

Certain adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2012 Plan, the administrator will make adjustments to the number and class of shares that may be delivered under the 2012 Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits contained in the 2012 Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or change of control. Our 2012 Plan provides that, in the event of a merger or change of control as defined under the 2012 Plan, each outstanding award will be treated as the administrator determines, except that, if a successor corporation does not assume or substitute for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. In the event of a merger or change of control, any options, restricted stock units and stock appreciation rights held by an outside director will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse, and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Plan amendment or termination. Our Board has the authority to amend, suspend or terminate the 2012 Plan provided such action does not impair the existing rights of any participant. Our 2012 Plan will automatically terminate in 2022, unless we terminate it sooner.

2005 Stock Plan

Our 2005 Stock Plan was adopted by our Board and approved by our stockholders effective June 14, 2005 and was amended on August 15, 2005, August 15, 2007, September 5, 2007, November 19, 2008, July 16, 2009, September 17, 2009, February 10, 2010, May 20, 2010, September 16, 2010 and November 16, 2010, amended and restated on March 29, 2011, and amended on August 16, 2011 and February 9, 2012. Our 2005 Stock Plan provides for the grant of incentive stock options, nonstatutory stock options and stock purchase rights to our employees, directors and consultants. As of April 30, 2014, options to purchase 3,071,231 shares of common stock were outstanding under our 2005 Stock Plan.

In July 2011, our Board terminated our ability to make grants under our 2005 Stock Plan, effective upon the closing of our initial public offering. However, our 2005 Stock Plan will continue to govern the terms and conditions of all outstanding options previously granted under the 2005 Stock Plan.

Our 2005 Stock Plan provides that, in the event of a merger or change of control as defined under the 2005 Stock Plan, each outstanding option shall be assumed or substituted with an equivalent option by the successor entity. If the successor entity does not assume or substitute the outstanding options, then each option will fully vest and become exercisable. Our Board, or a committee designated by our Board, is required to give notice of any proposed merger or change of control prior to the closing date of such sale, merger or consolidation. If the consideration received in the merger or change of control is not solely common stock of the successor corporation or its parent, our Board, or a committee designated by our Board, may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of each share subject to the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of common stock in the merger or change of control.

Our 2005 Stock Plan provides that our Board, or a committee designated by our Board, may, in order to prevent diminution or enlargement of the benefits or intended benefits to be made available under the 2005 Stock Plan, adjust or substitute outstanding options upon certain events, including, without limitation, changes in our capitalization through stock splits, recapitalizations, mergers or consolidations.

The standard form of option agreement under the 2005 Stock Plan provides that options will vest 25% on the first anniversary of the vesting start date with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable vesting date. Under our 2005 Stock Plan, our Board, or a committee designated by our Board, has the authority to grant options with early exercise rights, subject to our repurchase right that lapses as the shares vest on the original vesting schedule, and to provide for accelerated vesting.

The standard form of option agreement under the 2005 Stock Plan restricts the transfer of shares of our common stock issued pursuant to an award for the period specified by the representative of the underwriters not to exceed 180 days following the effective date of any registration statement we file under the Securities Act.

PowerReviews, Inc. 2005 Equity Incentive Plan

In the June 2012 acquisition of PowerReviews, we assumed outstanding stock options granted under the PowerReviews, Inc. 2005 Equity Incentive Plan, or the PowerReviews Plan, other than those held by former service providers. Following the acquisition, the assumed options continue to be subject to the terms of the PowerReviews Plan and individual award agreements except (i) the assumed options will be exercisable for shares of our common stock, (ii) the number of shares and exercise price of each option will be adjusted pursuant to an exchange ratio established in the acquisition and (iii) assumed options will not be exercisable prior to vesting. We have reserved a total of 1,656,751 shares of our common stock for issuance with respect to the assumed PowerReviews Plan options. We will not grant any new awards under the PowerReviews Plan.

Our Board, or a committee appointed by our Board, will administer the PowerReviews Plan with respect to the assumed options. Subject to the provisions of the plan, the administrator has the power to interpret the plan, establish rules and regulations to properly administer the plan, and make any other determination and take any other action it deems necessary or desirable for administration of the plan.

Options granted under the PowerReviews Plan generally have a maximum term of ten years. Unvested options expire upon termination of employment or service. Unless otherwise provided by individual option agreements, the PowerReviews Plan provides for a three-month post-termination exercise period for vested options following termination, other than terminations for retirement, disability or death, in which case the plan provides for a one-year post-termination exercise period. All options terminate immediately upon notification of termination for cause.

The PowerReviews Plan generally does not allow for the transfer of options other than by will or the laws of descent and distribution and only the recipient of an option may exercise the award during his or her lifetime, unless provided otherwise by the administrator.

In the event of a company transaction, as defined in the plan, unless provided otherwise in an award agreement, all outstanding options shall become fully exercisable prior to the transaction and termination upon the effective date of the transaction unless such options are assumed, converted, or substituted for by the successor company. The administrator may provide that a participant’s outstanding options will terminate upon consummation of the company transaction in exchange for a cash payment based on the acquisition price.

The administrator has the authority to amend, suspend, or terminate the PowerReviews Plan at any time, provided such action does not materially impair the rights of any optionee, unless mutually agreed otherwise in writing.

2012 Employee Stock Purchase Plan

Our Board has adopted and our stockholders have approved our 2012 Employee Stock Purchase Plan, or the ESPP.

A total of 2,136,292 shares of our common stock are available for sale under our ESPP. In addition, our ESPP provides for annual increases in the number of shares available for issuance under the ESPP on the first day of each fiscal year equal to the least of:

•	5,000,000 shares;

•	1% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year; or

•	such other amount as may be determined by the administrator.

Accordingly, on May 1, 2014, the number of shares available for sale under the ESPP was increased by 776,376 shares. Our Board or its committee has full and exclusive authority to interpret the terms of the ESPP and determine eligibility.

All of our employees, including our named executive officers, are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase stock under our ESPP if such employee:

•	immediately after the grant would own stock or options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

•

holds rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year in which the right to be granted would be outstanding at any time.

Our ESPP is intended to qualify under Section 423 of the Code, and provides for consecutive six-month offering periods. The offering periods generally start on the first trading day on or after March 20 and September 20 of each year. The administrator may, in its discretion, modify the terms of future offering periods.

Our ESPP permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s regular and recurring straight time gross earnings and payments for overtime and shift premiums, but exclusive of payments for incentive compensation, bonuses and other similar compensation. A participant may purchase a maximum of 2,630 shares of common stock during each six-month offering period.

Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month offering period. The purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the last day of the offering period. Participants may end their participation at any time during an offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.

A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

In the event of our merger or change of control, as defined under the ESPP, a successor corporation or parent or subsidiary of the successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set to occur before the date of the proposed merger or change of control. The plan administrator will notify each participant in writing that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless the participant withdraws from the offering period prior to such date.

Our ESPP will automatically terminate in 2022, unless we terminate it sooner. In addition, our Board has the authority to amend, suspend or terminate our ESPP.

401(k) Plan

We have established a tax-qualified employee savings and retirement plan pursuant to which employees who satisfy certain eligibility requirements, including age and length of service, may elect to defer up to 100% of eligible compensation, subject to applicable Internal Revenue Code limits. We currently match 50% of contributions, up to 2% of salary, made by our employees, including executives. We intend for the 401(k) plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as members of our Board and officers and potentially in other roles with the Company. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of April 30, 2014, concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by stockholders	7,090,936	$7.74	5,848,489(1)(2)

Equity compensation plans not approved by stockholders	2,500	$8.58	—

Total equity compensation plans	7,093,436	$7.74	5,848,489(1)(2)

(1)

Includes 3,712,197 shares available for future issuance under our 2012 Equity Incentive Plan. Pursuant to the terms of the 2012 Equity Incentive Plan, or the 2012 Plan, the number of shares available for issuance under the 2012 Plan will be increased on the first day of each fiscal year in an amount equal to the least of (i) 10,000,000 shares; (ii) five percent (5%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the Board may determine.

(2)

Includes 2,136,292 shares available for future issuance under our 2012 Employee Stock Purchase Plan. Pursuant to the terms of the 2012 Employee Stock Purchase Plan, or the ESPP, the number of shares available for sale under the ESPP will be increased on the first day of each fiscal year in an amount equal to the least of (i) 5,000,000 shares; (ii) one percent (1%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the Board may determine.

REPORT OF THE AUDIT COMMITTEE

The audit committee of our Board is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the fiscal year 2014 audit, the audit committee has:

•

reviewed and discussed with management our audited financial statements, including management’s report on internal controls over financial reporting, included in our Annual Report on Form 10-K for the year ended April 30, 2014;

•

discussed with PricewaterhouseCoopers LLP the matters required by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received from and discussed with PricewaterhouseCoopers LLP the communications from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board regarding its independence.

Based on the review and discussions described in the preceding bullet points, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended April 30, 2014 for filing with the Securities and Exchange Commission.

The audit committee has adopted a charter and a process for pre-approving services to be provided by PricewaterhouseCoopers LLP.

The members of the audit committee have been determined to be independent in accordance with the requirements of the NASDAQ listing standards and the requirements of Section 10A(m)(3) of the Exchange Act.

SUBMITTED BY THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Sydney L. Carey, Chairperson

Neeraj Agrawal

Thomas J. Meredith

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm and auditors of our consolidated financial statements for the fiscal year ending April 30, 2015, or fiscal year 2015.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for fiscal year 2015. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. Even if this appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interest of Bazaarvoice and our stockholders. Representatives of PwC are expected to be present at the Annual Meeting to make a statement if such representatives desire to do so and to respond to questions.

Fees Paid to PricewaterhouseCoopers LLP

The following table sets forth the fees accrued or paid to our independent registered public accounting firm for the years ended April 30, 2014 and 2013.

Audit and Non-Audit Fees

	PricewaterhouseCoopers LLP

	2014	2013

Audit Fees (1)	$1,090,000	$905,000

Audit-Related Fees (2)	—	—

Tax Fees (3)	157,000	592,000

All Other Fees (4)	2,772	2,772

Total	$1,249,772	$1,499,772

(1)

Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Quarterly Reports on Form 10-Q and audit services provided in connection with our initial public offering and other statutory and regulatory filings.

(2)	Audit-related fees are comprised of fees for professional services that are reasonably related to the performance of the worldwide audit or review of our financial statements.

(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.

(4)	Annual subscriptions to accounting guidance software.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

We maintain an auditor independence policy that bans our auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the audit committee approve the audit and non-audit services and related budget in advance, and that the audit committee be provided with quarterly reporting on actual spending. This policy also mandates that we may not enter into auditor engagements for non-audit services without the express approval of the audit committee. In accordance with this policy, the audit committee pre-approved all services to be performed by our independent registered public accounting firm.

Vote Required

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Two requires a “FOR” vote from a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2015.

OTHER MATTERS

Meeting Admission. You are entitled to attend the Annual Meeting only if you were a Bazaarvoice stockholder at the close of business on August 11, 2014 or hold a valid proxy for the Annual Meeting. If attending the physical meeting, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with American Stock Transfer & Trust Company, LLC (“registered holders”), the inspector of election will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver’s license, state-issued ID card or passport. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” holders), in order to gain entry you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of government-issued photo identification. If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to attend the Annual Meeting location in person.

Proxy Solicitation. Bazaarvoice is paying the costs of the solicitation of proxies. We must also pay brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners of shares held in street name certain fees associated with forwarding the Notice to beneficial owners, forwarding printed proxy materials by mail to beneficial owners who specifically request them, and obtaining beneficial owners’ voting instructions. We currently estimate such costs will be approximately $20,000.

In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email our behalf.

Inspector of Election. Broadridge has been engaged as our independent inspector of election to tabulate stockholder votes for the 2014 Annual Meeting.

Stockholder List. Bazaarvoice’s list of stockholders as of August 11, 2014 will be available for inspection for 10 days prior to the 2014 Annual Meeting. If you want to inspect the stockholder list, please call our Investor Relations department at (512) 551-6800 to schedule an appointment.

2015 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2015 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the section titled “—Communicating with Us.” Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Central Time) on April 28, 2015.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our nominating and governance committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the section of this Proxy Statement titled “Corporate Governance—Director Nomination Procedures.”

In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2015 annual meeting must give notice to our Corporate Secretary between June 12, 2015 and July 12, 2015, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2015 annual meeting is held more than 30 days prior to or 60 days after the anniversary of the 2014 Annual Meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2015 annual meeting or the tenth day following the day on which public announcement of the meeting is first made. We will not entertain any proposals or nominations at the Annual Meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are filed as an exhibit to our Registration Statement filed with the SEC on August 26, 2011. To make a submission or to request a copy of our Bylaws, stockholders should contact our General Counsel. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

Financial Statements. Our financial statements for the year ended April 30, 2014 are included in our 2014 Annual Report to Stockholders, which we are providing or making available to our stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are also posted on the Internet at www.proxyvote.com. If you have not received or do not have access to the Annual Report, which includes our Annual Report on Form 10-K, call our Investor Relations department at (512) 551-6800, and we will send a copy to you without charge; or send a written request to Bazaarvoice, Inc., Attn: Investor Relations, 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211.

Communicating with Us. Visit our main Internet site at www.bazaarvoice.com for information on our products and services, marketing programs, worldwide locations, customer support and job listings. Our Investor Relations site at http://investors.bazaarvoice.com contains stock information, earnings and conference call replays, our annual report, corporate governance and historical financial information and links to our SEC filings. We do not incorporate the information contained on, or accessible through, our corporate website into this Proxy Statement.

If you would like to contact us, call our Investor Relations department at (512) 551-6800, or send correspondence to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211; Attn: Legal Department. If you would like to communicate with our Board, see the procedures described in the section of this Proxy Statement titled “Corporate Governance—Communications with the Board.”

You can contact our General Counsel by mail to Bryan Barksdale, Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211 to communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the Annual Meeting, or revoke a prior proxy instruction.

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby in accordance with their best judgment.

By Order of the Board of Directors,

Gene Austin

Chief Executive Officer

Austin, Texas

August 26, 2014

BAZAARVOICE, INC. 3900 N. CAPITAL OF TEXAS HIGHWAY SUITE 300 AUSTIN, TX 78746

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M77790-P55577                KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BAZAARVOICE, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the number of the nominee on the line below.
The Board of Directors recommends you vote FOR the following Class III Director nominees:
1.	Election of Directors		☐	☐	☐
Nominees:
	01)	Sydney L. Carey
	02)	Thomas J. Meredith
The Board of Directors recommends you vote FOR proposal 2.							For	Against	Abstain
2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2015.						☐	☐	☐

NOTE: To consider and act upon any other matters which may properly come before the meeting or any adjournment or postponement thereof.

			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Bazaarvoice, Inc.

Annual Meeting of Stockholders

Wilson Sonsini Goodrich & Rosati

Professional Corporation

900 South Capital of Texas Hwy

Las Cimas IV

Fifth Floor

Austin, TX 78746

Monday, October 6, 2014

8:30 AM

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

M77791-P55577

BAZAARVOICE, INC.

Annual Meeting of Stockholders

October 6, 2014 8:30 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Bryan C. Barksdale and James R. Offerdahl (“the Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of Common Stock of Bazaarvoice, Inc., a Delaware corporation (“the Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Wilson Sonsini Goodrich & Rosati, Professional Corporation, 900 South Capital of Texas Hwy, Las Cimas IV, Fifth Floor, Austin, TX 78746, on Monday, October 6, 2014 at 8:30 AM, Central Time, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side